UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Oracle Corporation

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500 Oracle Parkway

Redwood City, California 94065

September 3, 2003

To our Stockholders:

You are cordially invited to attend the 2003 Annual Meeting of Stockholders of Oracle Corporation. Our Annual Meeting will be held on Monday, October 13, 2003, at 10:00 a.m., in the Oracle Conference Center, located at 350 Oracle Parkway, Redwood City, California.

We describe in detail the actions we expect to take at our Annual Meeting in the attached Notice of 2003 Annual Meeting of Stockholders and Proxy Statement.

Included with the Proxy Statement is a copy of our Annual Report on Form 10-K for fiscal year 2003. We encourage you to read the Form 10-K. It includes information on our operations, markets, products and services, as well as our audited financial statements.

Please use this opportunity to take part in our affairs by voting on the business to come before this meeting. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope or vote electronically via the Internet or telephone. See “How To Vote” in the Proxy Statement for more details. Returning the proxy or voting electronically does NOT deprive you of your right to attend the meeting and to vote your shares in person for the matters acted upon at the meeting. If you cannot attend the meeting, we invite you to watch the proceedings via webcast by going to http://www.oracle.com/corporate/investor_relations/.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Lawrence J. Ellison Chairman of the Board and Chief Executive Officer

500 Oracle Parkway

Redwood City, California 94065

NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m. on Monday, October 13, 2003

PLACE	Oracle Conference Center 350 Oracle Parkway Redwood City, CA 94065

LIVE WEBCAST	Available on our web site at http://www.oracle.com/corporate/investor_relations/, starting at 10:00 a.m. Pacific time, on Monday, October 13, 2003.

ITEMS OF BUSINESS

(1)    To elect a Board of Directors to serve for the ensuing year.

(2)    To approve the adoption of the Fiscal Year 2004 Executive Bonus Plan.

(3)    To ratify the appointment of Ernst & Young LLP as our independent auditors for Fiscal Year 2004.

(4)    To approve an amended and restated 1993 Directors’ Stock Plan.

(5)    To consider the adoption of the “China Business Principles for Rights of Workers in China.”

(6)    To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

RECORD DATE	In order to vote, you must be a stockholder of record on August 21, 2003.

PROXY VOTING

It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card sent to you. You also have the option of voting your shares on the Internet or by telephone. Voting instructions are printed on your proxy card and included in the accompanying Proxy Statement. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the Proxy Statement.

Daniel Cooperman Senior Vice President, General Counsel & Secretary September 3, 2003

WAYS TO VOTE

Your vote is important. Stockholders have the choice of voting on the Internet, by telephone, or by mail, using a traditional proxy card. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you. If you vote by telephone or on the Internet, you do not need to return your proxy card. (See “How To Vote” on page 4 for further details.)

ANNUAL MEETING ADMISSION

In order to be admitted to the Annual Meeting, each stockholder must present an admission ticket or proof of ownership of Oracle stock on the record date, August 21, 2003, as well as a form of personal photo identification. Your admission ticket is on the back of your Proxy Statement. Any holder of a proxy from a stockholder must present the proxy card, properly executed, and an admission ticket, as well as a form of personal photo identification, to be admitted. If your shares are held in the name of a bank, broker or other holder of record, you must present a brokerage statement or other proof of ownership, as of the record date, at the meeting, or you may request an admission ticket in advance. (See “Annual Meeting Admission” on page 1 for further details.) Subject to the availability of seating, each stockholder may bring one guest to the meeting.

REDUCE MAILING COSTS

You can help us reduce mailing costs by signing up to receive future proxy mailings by email. Visit Oracle’s e-proxy enrollment site at https://www.icsdelivery.com/oracle/index.html. (See “Electronic Delivery of Proxy Materials and Annual Report” on page 3 for further details.) Eligible stockholders who have more than one account in their names or who have the same address as other stockholders may authorize us to discontinue mailings of multiple annual reports and proxy statements. (See “Householding” on page 3 for further details.)

PROXY STATEMENT

September 3, 2003

The Annual Meeting

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Oracle Corporation, a Delaware corporation (“Oracle,” the “Company,” “we” or “us”), of proxies to be voted at our 2003 Annual Meeting of Stockholders. You are invited to attend our Annual Meeting, which will be held on Monday, October 13, 2003, at 10:00 a.m., in the Oracle Conference Center, located at 350 Oracle Parkway, Redwood City, California. Stockholders will be admitted to the Annual Meeting beginning at 9:00 a.m. Seating will be limited. This Proxy Statement, the accompanying proxy card, and our Annual Report on Form 10-K were first mailed to stockholders on or about September 8, 2003.

Annual Meeting Admission

An admission ticket is on the back cover page of your Proxy Statement. If you plan to attend the Annual Meeting, please keep the admission ticket and bring it with you to the Annual Meeting. If you receive this Proxy Statement electronically, you can obtain a ticket in advance of the Annual Meeting by printing the final page of this Proxy Statement. If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the Annual Meeting, you must present proof of your ownership of Oracle stock as of the record date, August 21, 2003, such as a bank or brokerage account statement, to be admitted to the Annual Meeting. Any holder of a proxy from a stockholder must present the proxy, properly executed, and an admission ticket to be admitted. Stockholders and proxy holders also must present an acceptable form of personal photo identification in order to be admitted to the Annual Meeting. Subject to the availability of seating, each stockholder may bring one guest to the meeting. In order to ensure that you are seated by the commencement of the Annual Meeting at 10:00 a.m., we recommend you arrive early.

Live Webcast of the Annual Meeting

Our Annual Meeting also will be webcast on October 13, 2003. You are invited to visit http://www.oracle.com/corporate/investor_relations, at 10:00 a.m. Pacific time, to view the live webcast of the Annual Meeting. An archived copy of the webcast also will be available on our website through October 20, 2003.

Voting Rights

All holders of Oracle common stock, par value $0.01 per share (our “Common Stock”), at the close of business on August 21, 2003 (the “Record Date”) will be entitled to vote at our Annual Meeting. At the close of business on the Record Date, we had 5,222,907,637 shares of Common Stock outstanding and entitled to vote. A majority, 2,611,453,819, of these shares of Common Stock will constitute a quorum for the transaction of business at our Annual Meeting. Stockholders are entitled to one vote for each share of Common Stock held. Shares of Common Stock may not be voted cumulatively.

Required Vote

For approval of proposals presented to stockholders (other than the election of directors), Delaware law and our bylaws require the affirmative vote of a majority of the shares entitled to vote on the matter that are present in person or represented by proxy at a duly held meeting at which a quorum is present. A quorum consists of a majority of the shares entitled to vote at the Annual Meeting, present either in person or represented by proxy. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the approval of any matter submitted to the stockholders for a vote.

Proxy Voting

The shares represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting. If you indicate a choice with respect to any matter to be acted upon on your proxy, the shares will be voted in accordance with your instructions. If you return your proxy card in the enclosed form but do not mark selections, it will be voted as follows:

•	for the election of directors

•	for the approval of the adoption of the Fiscal Year 2004 Executive Bonus Plan

•	for the ratification of the appointment of Ernst & Young LLP as our independent auditors for the Fiscal Year 2004

•	for the approval of an amended and restated 1993 Directors’ Stock Plan

•	against the adoption of the “China Business Principles for Rights of Workers in China”

•	for or against other matters that come before the Annual Meeting, as the proxy holders deem advisable.

If a broker indicates on the enclosed proxy card or its substitute that it does not have discretionary authority to vote on a particular matter as to certain shares (“broker non-votes”), those shares will be considered as represented for purposes of determining a quorum, but will not be considered as entitled to vote with respect to that matter. Under applicable rules, brokers will not have discretionary authority with respect to Proposal No. 4, involving the approval of an amended and restated 1993 Directors’ Stock Plan.

Revocation of Proxies and Change of Vote

Even if you sign the proxy card in the form accompanying this Proxy Statement, vote by telephone or vote on the Internet, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised by giving written notice to the Secretary of the Company, specifying such revocation. You may change your vote by timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet or by voting by ballot at the Annual Meeting.

Costs of Proxy Solicitation

Oracle will bear the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, our directors, officers, and other employees may solicit proxies by personal interview, telephone, facsimile or email. They will not be paid any additional compensation for such solicitation. We will request brokers and nominees who hold shares of Common Stock in their names to furnish proxy material to beneficial owners of the shares. We will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners. We have hired MacKenzie Partners, Inc. (“MacKenzie”) to distribute and solicit proxies. We will pay MacKenzie a fee of $12,500, plus reasonable expenses, for these services.

List of Stockholders

The names of stockholders of record entitled to vote at the Annual Meeting will be available to stockholders entitled to vote at the Annual Meeting, for ten days prior to the Annual Meeting for any purpose germane to the Annual Meeting, between the hours of 9:00 a.m. and 5:00 p.m., at our principal executive offices at 500 Oracle Parkway, Redwood City, California, by contacting the Secretary of the Company at our principal executive offices.

Electronic Delivery of Proxy Materials and Annual Report

The notice of Annual Meeting and Proxy Statement and our Annual Report on Form 10-K are available on our website at http://www.oracle.com/corporate/investor_relations/. Instead of receiving copies of Oracle’s future Annual Reports and proxy materials by mail, stockholders can elect to receive an email that will provide electronic links to these documents. Opting to receive your future proxy materials online will save us the cost of producing and mailing documents to your home or business, and also will give you an electronic link to the proxy voting site. See http://www.oracle.com/corporate/investor_relations/ to enroll for electronic delivery.

Householding

We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report on Form 10-K and Proxy Statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees. Each stockholder who participates in householding will continue to receive a separate proxy card.

If any stockholders in your household wish to receive a separate annual report on Form 10-K and a separate proxy statement, they may call our Investor Relations group at 650-506-4073 or write to Investor Relations, Oracle Corporation, 500 Oracle Parkway, Redwood City, California 94065. Other stockholders who have multiple accounts in their names or who share an address with other stockholders can authorize us to discontinue mailings of multiple annual reports and proxy statements by calling or writing to Investor Relations.

HOW TO VOTE

Your vote is important. Stockholders may vote by telephone, on the Internet, by mail or by attending the Meeting and voting by ballot, all as described below. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet you do not need to return your proxy card. Telephone and Internet voting facilities will be available 24 hours a day, and will close at 8:59 p.m., Pacific time, on October 12, 2003.

Vote by Telephone

You can vote by calling the toll-free telephone number on your proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you are located outside the U.S., Puerto Rico and Canada, see your proxy card for additional instructions.

Vote on the Internet

You also can choose to vote on the Internet. The web site for Internet voting is http://www.proxyvote.com. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you also can request electronic delivery of future proxy materials. Stockholders voting on the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

Vote by Mail

If you choose to vote by mail, simply mark your proxy, date and sign it, and return it to ADP Investor Communications Services in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card to Oracle Corporation, c/o ADP Investor Communications Services, 51 Mercedes Way, Edgewood, NJ 11717.

Voting at the Annual Meeting

The method or timing of your vote will not limit your right to vote at the Annual Meeting if you attend the meeting and vote in person. However, if your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

All proxies that have been properly submitted and not revoked will be voted at the Annual Meeting. If you sign and return your proxy card, but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

BOARD OF DIRECTORS

Incumbent Directors

Information concerning our incumbent directors, all of whom have been nominated for election at the Annual Meeting, is set forth below.

Lawrence J. Ellison, 59, has been our Chief Executive Officer and a director since he co-founded the Company in June 1977. Mr. Ellison has been Chairman of the Board since June 1995, and served as Chairman of the Board from May 1990 until October 1992. He served as our President from May 1978 to June 1996. Mr. Ellison has been a member of the Executive Committee since December 1985.

Donald L. Lucas, 73, has served as a director since March 1980. He has been a member and Chairman of the Executive Committee since December 1985 and a member and Chairman of the Finance and Audit Committee (the “F&A Committee”) since 1987. Mr. Lucas has been a member of the Committee on Compensation and Management Development (the “Compensation Committee”) since 1992, a member of the Nomination and Governance Committee (the “Governance Committee”) since December 1996, and a member of the Independent Committee for Review of Interested Transactions (the “Independent Committee”) since October 1999. He was Chairman of the Board from October 1980 to May 1990. He has been a self-employed venture capitalist since 1960. He also serves as a director of Cadence Design Systems, Inc., Macromedia, Inc., and PDF Solutions, Inc.

Michael J. Boskin, 57, has served as a director since April 1994. He has been a member of the F&A Committee and the Governance Committee since July 1994 and a member of the Compensation Committee since July 1995. He served on the Independent Committee from October 1999 to July 2003. He was elected Chairman of the Compensation Committee by the Board in July 1997 and Chairman of the Governance Committee in October 2001. Dr. Boskin is the Tully M. Friedman Professor of Economics at Stanford University, where he has been on the faculty since 1971. He is Chief Executive Officer and President of Boskin & Co., Inc., a consulting firm. He was Chairman of the President’s Council of Economic Advisers from February 1989 until January 1993. Dr. Boskin also serves as a director of Exxon Mobil Corporation, First Health Group Corp. and Vodafone Group, PLC.

Jeffrey O. Henley, 58, has been an Executive Vice President and Chief Financial Officer of the Company since March 1991, and has been a director since June 1995. Mr. Henley has been a member of the Executive Committee since July 1995. Prior to joining Oracle, he served as Executive Vice President and Chief Financial Officer of Pacific Holding Company, a privately-held company with diversified interests in manufacturing and real estate, from August 1986 to February 1991.

Jack F. Kemp, 68, has served as a director since December 1996, and previously served as a director of the Company from February 1995 until September 1996. Mr. Kemp has been a member of the Independent Committee since July 2003. Mr. Kemp has been Co-Director of Empower America since 1993. Mr. Kemp served as a member of Congress for 18 years and as Secretary of Housing and Urban Development from February 1989 until January 1993. In 1996, Mr. Kemp was the Republican candidate for Vice President of the United States. Mr. Kemp also serves as a director of Velocity Express Corporation, Hawk Corporation and IDT Corporation.

Jeffrey Berg, 56, has served as a director since February 1997. He has been a member of the Compensation Committee and the Governance Committee since October 2001. He served on the F&A Committee from April 1997 to October 2001. Mr. Berg has been an agent in the entertainment industry for over 30 years and the Chairman and Chief Executive Officer of International Creative Management, Inc., a talent agency for the entertainment industry, since 1985. He has served as Co-Chair of California’s Council on Information Technology and was President of the Executive Board of the College of Letters and Sciences at the University of California at Berkeley. He is on the Board of Trustees of the Anderson School of Management at the University of California at Los Angeles. Mr. Berg also serves as a director of Leapfrog Enterprises, Inc.

Safra Catz, 41, has served as a director since October 2001. She has been an Executive Vice President of the Company since November 1999, and served as a Senior Vice President between April 1999 and October 1999. Prior to joining Oracle, Ms. Catz was employed by Donaldson, Lufkin & Jenrette, a global investment bank, where she was a Managing Director from February 1997 to March 1999.

Hector Garcia-Molina, 49, has served as a director since October 2001. Mr. Garcia-Molina has been a member of the Special Litigation Committee since February 2002. He has been the Leonard Bosack and Sandra Lerner Professor in the Departments of Computer Science and Electrical Engineering at Stanford University since October 1995, and has served as Chairman of the Department of Computer Science since January 2001. He has been a professor at Stanford University since January 1992. From August 1994 until December 1997, he was the Director of the Computer Systems Laboratory at Stanford University.

Joseph A. Grundfest, 51, has served as a director since October 2001. Mr. Grundfest has been a member and Vice Chairman of the F&A Committee since October 2001 and a member of the Special Litigation Committee since February 2002 and Chairman of the Special Litigation Committee since January 2003. He served on the Independent Committee from January 2002 to July 2003. He is the William A. Franke Professor of Law and Business at Stanford Law School, where he has been on the faculty since January 1990. Prior to coming to Stanford, Mr. Grundfest was a Commissioner of the SEC from 1985 until 1990.

H. Raymond Bingham, 57, has served as a director and a member of the F&A Committee since November 2002. Mr. Bingham has been a member and Chairman of the Independent Committee since July 2003. Mr. Bingham is President and Chief Executive Officer of Cadence Design Systems, Inc. Prior to becoming Chief Executive Officer, Mr. Bingham served as Cadence’s Executive Vice President and Chief Financial Officer from April 1993 to April 1999. Before joining Cadence in 1993, Mr. Bingham served, for eight years, as Executive Vice President and Chief Financial Officer for Red Lion Hotels, where he was also responsible for corporate business development. Mr. Bingham is a member of the Board of Directors of Cadence, KLA Tencor and Onyx Software Corporation.

Board Meetings

Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chairman and Chief Executive Officer and other officers and employees, by reviewing materials provided to them, by visiting our offices and by participating in meetings of the Board and its committees.

The Board of Directors met four times at regularly scheduled meetings, and one time at a special meeting, during fiscal year 2003. During that same period, the Board acted twice by unanimous written consent. Each director attended at least 75% of all Board meetings in fiscal year 2003 held after becoming a director.

Committee Membership and Meetings

The current standing committees of the Board are the Executive Committee, the Finance and Audit Committee, the Committee on Compensation and Management Development, the Nomination and Governance Committee and the Independent Committee for Review of Interested Transactions. The table below provides current membership and fiscal year 2003 meeting and consent information for each such Board committee. In fiscal year 2003, each committee member attended at least 75% of the meetings of each applicable committee held after becoming a member of that committee.

Name	Executive	F&A	Compensation	Governance	Independent
Lawrence J. Ellison	M
Jeffrey Berg			M	M
H. Raymond Bingham		M			C
Michael J. Boskin		M	C	C
Safra Catz
Hector Garcia-Molina
Joseph A. Grundfest		VC
Jeffrey O. Henley	M
Jack F. Kemp					M
Donald L. Lucas	C	C	M	M	M

2003 Meetings	1	11	10	6	1
2003 Written Consents	5	0	3	0	6

M Member C Chair VC Vice Chair

The Executive Committee

Unless otherwise specified by the Board of Directors, the Executive Committee is generally vested with all the powers of the Board, except that the Executive Committee cannot take action beyond certain financial limits, dissolve the Company, sell all or substantially all of the Company’s assets, merge the Company with another company where the Company is not the surviving entity, amend the Company’s bylaws, or take any other action not permitted to be delegated to a committee under Delaware law or the Company’s Bylaws.

The Finance and Audit Committee

The primary function of the F&A Committee is to provide advice with respect to financial matters and to assist the Board of Directors in fulfilling its oversight responsibilities regarding audit, finance, accounting, tax and legal compliance. In particular, the F&A Committee is responsible for overseeing the engagement, independence, and services of our independent auditors. The F&A Committee also serves to: (1) act as an independent and objective party to monitor our financial reporting process and internal control system; (2) review and appraise the audit efforts of our independent auditors and oversee our internal audit department; (3) evaluate our quarterly financial performance; (4) oversee management’s establishment and enforcement of financial policies and business practices, as well as our compliance with laws and regulations; and (5) provide an open avenue of communication between the Board of Directors and the independent auditors, financial and senior management, counsel, and the internal audit department. The F&A Committee held executive sessions with our independent auditors on four occasions in fiscal year 2003.

The F&A Committee operates under a written charter adopted by our Board of Directors, which is attached hereto as Appendix A. The F&A Committee monitors legislative and regulatory developments affecting corporate governance practices for U.S. public companies, and, from time to time, makes recommendations to our Board for revision of the F&A Committee charter to reflect such developments and evolving best practices.

The Nomination and Governance Committee

The Governance Committee is tasked with monitoring corporate governance matters. The Governance Committee also functions to consider and recommend qualified candidates for election as directors of the Company. Stockholders wishing to recommend candidates for consideration by the Committee may do so by writing to the Secretary of the Company and providing the candidate’s name, biographical data and qualifications. The Governance Committee Charter is posted on the Company’s website under “Investor Relations—Oracle Corporate Governance.”

The Committee on Compensation and Management Development

The function of the Compensation Committee is to: (1) review and set the compensation of our Chief Executive Officer and certain of our most highly compensated officers, including salary, bonuses, stock options and other compensation; (2) administer our stock plans and approve stock option awards; and (3) oversee the career development of senior management. The Compensation Committee Charter is posted on the Company’s website under “Investor Relations—Oracle Corporate Governance.”

The Independent Committee for Review of Interested Transactions

The Independent Committee is charged with reviewing and approving individual transactions, or a series of related transactions, involving amounts in excess of $60,000 between the Company (or any of our subsidiaries) and any affiliate of ours. The Independent Committee’s efforts are intended to ensure that each proposed related party transaction is on terms that are reasonable and fair to us. If any member of the Independent Committee would derive a direct or indirect benefit from a proposed transaction, he is excused from the review and approval process with regard to that transaction.

Director Compensation Overview

Our directors take a critical role in guiding Oracle’s strategic direction and oversee the management of the Company. Board candidates are considered based upon various criteria, such as their broad-based business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of the stockholders, and personal integrity and judgment. In addition, directors must have time available to devote to Board activities and to enhance their knowledge of the global software industry. Accordingly, we seek to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to the Company. Recent developments in corporate governance and financial reporting have resulted in an increased demand for such highly qualified and productive public company directors.

The many responsibilities and risks and the substantial time commitment of being a director of a public company require that we provide adequate incentives for our directors’ continued performance by paying compensation commensurate with our directors’ workload and opportunity costs. Our non-employee directors are compensated based upon their respective levels of board participation and responsibilities, including service on board committees. Several of our directors serve on more than one committee. Annual cash retainers and stock option grants to the non-employee directors are intended to correlate to the responsibilities of each such director.

Our employee directors, Messrs. Ellison and Henley and Ms. Catz, receive no separate compensation to serve as directors of the Company.

Cash Retainer and Meeting Fees for Non-Employee Directors

For fiscal year 2004, commencing June 1, 2003, each of our non-employee directors will receive (a) an annual retainer of $40,000 for serving as a director of Oracle, and (b) each of the applicable retainers and fees set forth below for serving as a chair or vice chair or as a member of one or more of the committees of the Board.

Annual Committee Member Retainers:
F&A Committee	$25,000
Compensation Committee	$20,000
Governance Committee	$15,000
Independent Committee	$5,000
Executive Committee	—

Annual Committee Chair Retainers:
F&A Committee	$25,000
F&A Committee (Vice Chair)	$25,000
Compensation Committee	$20,000
Governance Committee	$15,000
Independent Committee	$5,000
Executive Committee	$20,000

Fee per Board Meeting:
Regular Meeting	$1,500
Special Meeting	$2,000

Fee per Committee Meeting:
F&A Committee	$3,000
Compensation Committee	$2,000
Governance Committee	$2,000
Independent Committee	$2,000
Executive Committee	$2,000

Special Litigation Committee.    We pay Mr. Grundfest and Mr. Garcia-Molina, the members of the Special Litigation Committee, an hourly rate of $250 for time spent on Special Litigation Committee matters. Mr. Grundfest and Mr. Garcia-Molina were paid for 509 and 211 hours, respectively, for such services during fiscal year 2003, relating to the derivative actions filed against the Company (see “Legal Actions Involving Management” on page 24 of this Proxy Statement for a description of such actions).

Directors’ Equity Compensation

Oracle Corporation Directors’ Stock Plan.    Non-employee directors also participated in our 1993 Directors’ Stock Option Plan (the “Original Directors’ Plan”), which provided for option grants to directors for their services through fiscal year 2003. If our proposal to amend this plan (see page 33 of this Proxy Statement for a description of the proposal) is approved by our stockholders at the Annual Meeting, option grants, or other stock based awards permitted under the Amended and Restated 1993 Directors’ Stock Plan (the “Directors’ Plan”), to non-employee directors are likely to continue to be made in the future.

If approved by stockholders, the Directors’ Plan will provide for the following grants of options to purchase our Common Stock to each non-employee director:

(a)	Options to purchase 60,000 shares of our Common Stock, granted as of the date an individual becomes a non-employee director; and

(b)	Options to purchase 30,000 shares of our Common Stock, granted in May of each year, provided such director has served on the Board for at least six months as of the date of the grant.

Set forth below are the number of shares underlying additional annual grants of options made to non-employee directors who also serve as the Chair or Vice Chair of certain committees of the Board. Each of these grants is made in May to the director who, as of the date of grant, had served in the relevant capacity for one year (or six months for Vice Chair of the F&A Committee).

F&A Committee Chair	30,000 shares
F&A Committee Vice Chair	20,000 shares
Compensation Committee Chair	20,000 shares
Governance Committee Chair	10,000 shares
Executive Committee Chair	10,000 shares
Independent Committee Chair	—

Under the terms of the Original Directors’ Plan, on May 24, 2003, the following options were granted:

(i)	options to purchase a total of 100,000 shares to Mr. Lucas, Chair of the Executive and F&A Committees;

(ii)	options to purchase a total of 80,000 shares to Dr. Boskin, Chair of the Compensation and Governance Committees;

(iii)	options to purchase a total of 60,000 shares to Mr. Grundfest, Vice Chair of the F&A Committee; and

(iv)	options to purchase 40,000 shares to each other non-employee director.

The Original Directors’ Plan provided that the annual grants be made on May 31 of each year. If our stockholders approve the Directors’ Plan, annual option grants will continue to be made on May 31 of each year, beginning in 2004. The Original Directors’ Plan, under which no additional grants could be made after May 24, 2003, was amended to change the grant date for options for this past year from May 31, 2003 to May 24, 2003, and to adjust upward the exercise price per share to the fair market value per share on May 31, 2003, if such price were higher than the fair market value per share on the grant date of May 24, 2003. The fair market value per share of our Common Stock on May 24, 2003 was $12.10, and the fair market value per share on May 31, 2003 was $13.01. Thus, the exercise price per option was fixed at $13.01.

Statement on Corporate Governance

We regularly monitor developments in the area of corporate governance and review our processes and procedures in light of such developments. In those efforts, we review new federal laws affecting corporate governance, such as the Sarbanes-Oxley Act of 2002, as well as rules adopted by the SEC and Nasdaq. We comply with such new laws and rules and implement other corporate governance practices as we believe are in the best interest of the corporation and its stockholders. We believe that we have in place procedures and practices, including the following, which are designed to enhance our stockholders’ interests. The Board has approved Corporate Governance Guidelines for the Company. The Guidelines, which are posted on the Company’s website under “Investor Relations—Oracle Corporate Governance,” deal with the following matters: director qualifications; director responsibilities; Board committees; director access to officers and employees; director compensation; director orientation and continuing education; CEO evaluation; and performance evaluation of the Board and its committees.

Board of Directors

Our Board is elected annually; each of our directors stands for election every year. We do not have a classified or staggered board. The Board is composed of three employee directors and seven independent directors. The independent members of our Board hold regular executive sessions.

We believe each of the Governance, Compensation, F&A and Independent Committee is comprised solely of independent directors. The function of each committee is described on pages 7 and 8 of this Proxy Statement. Each committee with a charter periodically reviews its charter, as legislative and regulatory developments and business circumstances warrant. The purview of the Governance Committee, which has traditionally served to recommend qualified candidates for election as directors of the Company, was formally expanded in 2002 to include the oversight of corporate governance matters. The F&A Committee re-examined and revised its charter in 2002, as well, in light of the expanded responsibilities imposed under the Sarbanes-Oxley Act of 2002 and related SEC rules. Each of the committees may make additional recommendations to our Board for revision of its charter to reflect evolving “best practices.”

Stockholder Matters

Disclosure.    We have established a Disclosure Committee, comprised of executives and senior managers who are actively involved in the disclosure process, to specify, coordinate and oversee the review procedures that we use each quarter, including at fiscal year end, to prepare our periodic SEC reports.

Equity Plans.    It has been our long-standing practice to obtain stockholder approval before implementing, or making material amendments to, our equity compensation plans.

Employee Matters

Code of Conduct.    In 1996, we adopted a Code of Ethics and Business Conduct (the “Code of Conduct”). We require all employees to adhere to the Code of Conduct in discharging their work-related responsibilities. We provide classes and mandatory web-based training with respect to the Code of Conduct for our employees, and have appointed Regional Business Conduct Officers to oversee the application of the Code of Conduct in each of our geographies. Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct. We have also established a confidential hotline to answer employees’ ethics questions and to report employees’ ethical concerns. In accordance with the requirements of the Sarbanes-Oxley Act of 2002, the F&A Committee has established procedures to receive, retain and treat complaints received by Oracle, regarding accounting, internal accounting controls or auditing matters, and to allow for the confidential, anonymous submission by our employees of concerns regarding accounting or auditing matters.

Conflict of Interest Policy.    In July 2003, our Board adopted a specific conflict of interest policy for our senior officers and directors. The policy addresses several potential conflict of interest issues and requires prompt and annual disclosure of actual or potential conflicts of interest with respect to financial interests and corporate opportunities involving such persons and their related parties. A financial interest involves (a) an existing or potential significant investment in any entity with which the Company has, or is negotiating, a material transaction or arrangement, and (b) any existing or potential compensation arrangement or right with such entity. Each person subject to the policy is also required to report any actual or potential conflict of interest that he or she believes has gone unreported by the person involved. The person or committee to whom any such disclosure is made will make a determination as to whether the disclosed facts constitute an actual conflict of interest. If such person or committee determines that a conflict of interest exists with respect to the disclosed facts, after going through specified decision matrices, such person or committee can determine whether the Company will enter into the related transaction or arrangement or, in the case of a corporate opportunity, the related transaction or arrangement will remain available for the Company to pursue.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of August 21, 2003 (unless otherwise indicated below), with respect to the beneficial ownership of our Common Stock by: (i) each stockholder known by us to be the beneficial owner of more than 5% of our Common Stock; (ii) each director or nominee; (iii) each executive officer named in the Summary Compensation Table; and (iv) all current executive officers and directors as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Lawrence Ellison (2) 500 Oracle Parkway, Redwood City, CA 94065	1,398,096,324	26.38%
Keith Block (3)	1,329,032	*
Safra Catz (4)	5,500,000	*
Sergio Giacoletto (5)	1,695,174	*
Jeffrey Henley (6)	15,636,217	*
Derek Williams (7)	1,625,078	*
Jeffrey Berg (8)	407,000	*
H. Raymond Bingham	12,000	*
Michael Boskin (9)	1,208,620	*
Hector-Garcia Molina (10)	50,000	*
Joseph Grundfest (11)	55,000	*
Jack Kemp (12)	396,602	*
Donald Lucas (13)	958,062	*
All current executive officers, directors and nominees as a group (19 persons) (14)	1,445,383,166	27.28%

*	Less than 1%
(1)	Unless otherwise indicated below, each stockholder listed had sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws, if applicable.
(2)	Includes 76,825,000 shares subject to currently exercisable options or options exercisable within 60 days of the record date.
(3)	Includes 1,325,880 shares subject to currently exercisable options or options exercisable within 60 days of the record date.
(4)	Includes 5,500,000 shares subject to currently exercisable options or options exercisable within 60 days of the record date.
(5)	Includes 1,692,752 shares subject to currently exercisable options or options exercisable within 60 days of the record date.
(6)	Includes 15,606,272 shares subject to currently exercisable options or options exercisable within 60 days of the record date.
(7)	Includes 1,590,000 shares subject to currently exercisable options or options exercisable within 60 days of the record date.
(8)	Includes 407,000 shares subject to currently exercisable options or options exercisable within 60 days of the record date.
(9)	Includes 1,204,620 shares subject to currently exercisable options or options exercisable within 60 days of the record date.
(10)	Includes 50,000 shares subject to currently exercisable options or options exercisable within 60 days of the record date.
(11)	Includes 55,000 shares subject to currently exercisable options or options exercisable within 60 days of the record date.
(12)	Includes 396,550 shares subject to currently exercisable options or options exercisable within 60 days of the record date.
(13)	Includes 13,062 shares held in trust. Includes 945,000 shares subject to currently exercisable options or options exercisable within 60 days of the record date.
(14)	Includes all shares described in notes (2) through (13) above, 270,000 additional shares held in trust and 15,380,008 additional shares subject to currently exercisable options or options exercisable within 60 days of the record date.

Equity Compensation Plan Information

	Year Ended May 31, 2003
	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans(1)
Equity compensation plans approved by stockholders	455,356,519	$11.41	599,135,560	(2)
Equity compensation plans not approved by stockholders(3)	50,590	$1.41	—

Total	455,407,109		599,135,560

(1)	These numbers exclude the shares listed under the column heading “Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights.”
(2)	This number includes 125,528,686 shares available for future issuance under the Oracle Corporation Employee Stock Purchase Plan (1992).
(3)	These options were assumed in connection with two acquisitions in fiscal 1997 and 1998. No additional awards were or can be granted under the plans that originally issued these options.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table provides certain summary information concerning compensation we paid to our Chief Executive Officer and each of our four other most highly compensated executive officers (determined by reference to compensation for fiscal year 2003) (hereinafter referred to as the “named executive officers”) for the fiscal years ended May 31, 2003, 2002 and 2001.

Name and Principal Position	Fiscal Year	Annual Compensation							Long-Term
Compensation Awards
Securities Underlying
		Salary ($)		Bonus ($)		All Other Compensation(1)			Options/SARs (2)
Lawrence J. Ellison Chairman and Chief Executive Officer	2003 2002 2001	$ $ $	— — —	$ $ $	— — —	$ $ $	59,165 38,622 42,945	(3)(4) (3)(4) (3)(4)	— — —

Keith Block Executive Vice President North America	2003 2002 2001	$ $ $	655,625 415,000 415,000	$ $ $	867,900 1,244,534 233,376			(4) (4) (4)	750,000 1,135,000 —

Sergio Giacoletto Executive Vice President Europe, Middle East and Africa	2003 2002 2001	$ $ $	538,422 500,000 441,293	$ $ $	1,214,700 1,571,379 2,925,368			(4) (4) (4)	1,000,000 1,000,000 —

Jeffrey O. Henley Executive Vice President and Chief Financial Officer	2003 2002 2001	$ $ $	825,000 825,000 825,000	$ $ $	— — 104,933			(4) (4) (4)	1,000,000 1,000,000 —

Derek Williams Executive Vice President Asia-Pacific	2003 2002 2001	$ $ $	500,000 500,000 437,319	$ $ $	493,500 549,118 1,162,573	$ $ $	103,833 77,793 81,070	(4)(5) (4)(5) (4)(5)	1,000,000 1,000,000 —

(1)	This column reflects perquisites and other personal benefits with a value equal to or greater than $50,000 or equal to or greater than 10% of the total annual salary and bonus reported for the named executive officer.
(2)	All figures in this column reflect options to purchase Common Stock.
(3)	Includes income imputed to Mr. Ellison for tax purposes, but not paid out by Oracle, of $31,765 in fiscal year 2003, $26,317 in fiscal year 2002, and $30,388 in fiscal year 2001 for personal use of a plane in conjunction with business trips. For fiscal year 2003, the amount also includes income imputed to Mr. Ellison for tax purposes, but not paid out by Oracle, of $27,490 for personal use of a car.
(4)	Messrs. Ellison, Henley and Block received standard benefits received by full-time employees in the U.S. These include flexible credits to be used toward cafeteria-style benefit plans. Messrs. Williams and Giacoletto received similar benefits as provided to other full-time employees in their respective countries of employment.
(5)	Includes certain allowances and expense reimbursements described below under “Employment Arrangements,” on page 16.

Stock Options

The following table sets forth information concerning the grant of stock options to each of the named executive officers in fiscal year 2003. SEC rules require us to show hypothetical gains that the named executive officers would have for these options at the end of their ten-year terms. We calculated these gains assuming annual compound stock price appreciation of 5% and 10% from the date the option was originally granted to the end of the option term. The 5% and 10% assumed annual compound rates of stock price appreciation are required by SEC rules. These rates do not represent estimates or projections of future stock prices.

Option/SAR Grants in Last Fiscal Year

Name	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options/SARs	Percent of Total Options/SARs Granted to Employees in Fiscal	Exercise or Base Price	Expiration
	Granted(1)	Year 2003	($/sh)	Date	5%($)	10%($)
Lawrence J. Ellison	—	—	—	—	—	—
Keith Block	750,000	1.1%	8.68	7/3/2012	$4,094,104	$10,375,263
Sergio Giacoletto	1,000,000	1.5%	8.68	7/3/2012	$5,458,805	$13,833,685
Jeffrey O. Henley	1,000,000	1.5%	8.68	7/3/2012	$5,458,805	$13,833,685
Derek Williams	1,000,000	1.5%	8.68	7/3/2012	$5,458,805	$13,833,685

(1)	All options in this column were granted under our 2000 Long-Term Equity Incentive Plan and vest at the rate of 25% per annum. Pursuant to the 2000 Long-Term Equity Incentive Plan, the options will become immediately exercisable if 50% of our voting stock is acquired in a transaction or series of transactions expressly disapproved by the Board and in the event of certain other corporate transactions. All options have an exercise price equal to the fair market value of the underlying Common Stock on the date of grant.

The following table sets forth information with respect to the named executive officers concerning exercises of options during fiscal year 2003 and unexercised options held as of the end of fiscal year 2003.

Aggregated Option/SAR Exercises in Last Fiscal Year and

Fiscal Year-End Option/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Options/SARs at Fiscal Year-End Exercisable/Unexercisable	Value of Unexercised in-the-Money Options/SARs at Fiscal Year-End Exercisable/Unexercisable
Lawrence J. Ellison	4,050,000	$40,529,940	66,825,000/10,000,000	$526,503,578/$61,350,000
Keith Block	—	—	1,029,630/ 1,721,250	$4,907,859/$ 3,707,625
Sergio Giacoletto	—	—	1,117,752/ 2,375,000	$3,114,799/$ 4,790,125
Jeffrey O. Henley	2,500,000	$24,476,662	14,606,272/ 2,250,000	$126,165,096/$ 7,397,500
Derek Williams	—	—	940,000/ 2,100,000	$5,376,564/$ 5,250,250

Employment Arrangements

Messrs. Giacoletto and Williams each have employment agreements with us. Mr. Giacoletto’s employment agreement provides for three months notice prior to any termination, and an annual car allowance of up to 36,000 Swiss Francs, grossed up to cover applicable taxes on such allowance ($29,983 was paid for fiscal year 2003). Mr. Williams’s employment agreement provides for one month notice prior to any termination, an annual car allowance of up to $30,000 per year ($21,232 was paid for fiscal year 2003), reimbursement for housing expenses in Singapore ($65,382 was paid for fiscal year 2003), and reimbursement of the cost of up to four first class air fares, per annum, between London and Singapore for each of Mr. Williams and his wife ($17,019 with respect to plane fares for Mr. Williams was paid for fiscal year 2003). In fiscal year 2003, Mr. Block received a car allowance of $2,400.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has ever been an officer or employee of Oracle or of any of our subsidiaries or affiliates. None of our executive officers has served on the board of directors or on the compensation committee of any other entity, any officers of which served either on our Board or on our Compensation Committee.

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 (the “Exchange Act”) that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the following report and the Stock Performance Graph which follows shall not be deemed to be incorporated by reference into any such filing.

REPORT OF COMMITTEE ON COMPENSATION AND MANAGEMENT DEVELOPMENT

OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

Membership and Role of the Committee on Compensation and Management Development

The Committee on Compensation and Management Development (the “Compensation Committee”) consists of the following non-employee independent members of our Board of Directors: Dr. Boskin and Messrs. Lucas and Berg.

The Compensation Committee reviews and determines our executive compensation objectives and policies, administers our stock plans, grants stock options, and monitors and oversees the career development of our executive management pool. The Compensation Committee helps us to attract, develop and retain talented executive personnel in a competitive market.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1,000,000 on the amount of compensation that we may deduct in any year with respect to certain of our highest paid executives. Certain performance-based compensation that has been approved by stockholders is not subject to the deduction limit. We intend to qualify certain compensation paid to executives for deductibility under the Code, including Section 162(m). However, we may from time to time pay compensation to our executive officers that may not be deductible.

Executive Compensation Program

Objectives

The objectives of our executive compensation program are to:

—	Attract and retain highly talented and productive executives;

—	Provide incentives for superior performance by paying above-average compensation; and

—	Align the interests of executive officers with our stockholders’ interests by basing a significant portion of compensation upon our revenues, profits before taxes, stock price and other measures of performance.

Components

Our executive compensation program generally combines the following three components: base salary; annual bonus; and long-term incentive compensation, which historically has consisted of stock option grants.

It is our policy to set base salary levels, annual bonuses and long-term incentive compensation above an average of selected corporations to which we compare our executive compensation. We select such corporations annually on the basis of a number of factors, such as their size and complexity, the nature of their businesses, the regions in which they operate, the structure of their compensation programs (including the extent to which they rely on bonuses and other contingent compensation) and the availability of compensation information. The corporations against which we compare our compensation are not necessarily those included in the indices used to compare the stockholder return in the Stock Performance Chart included elsewhere in this Proxy Statement. We believe that above-average compensation levels are necessary to attract and retain high caliber executives necessary for the successful conduct of our business.

Each component of our executive compensation program serves a specific purpose in meeting our objectives. The components of our executive compensation program are described below, except for any limitations arising from certain provisions of employment agreements that we enter into upon hiring an executive.

Base salary.    The Compensation Committee annually reviews the salaries of our executives. When setting base salary levels, in a manner consistent with the objectives outlined above, the Compensation Committee considers (a) competitive market conditions for executive compensation, (b) our performance and (c) the individual’s performance.

The measures of individual performance considered in setting fiscal year 2003 salaries included, to the extent applicable to an individual executive officer, a number of quantitative and qualitative factors, such as the Company’s historical and recent financial performance in the principal area of responsibility of the executive, the individual’s progress toward non-financial goals within his area of responsibility, individual performance, experience and level of responsibility and other contributions made to our success. The Compensation Committee has not found it practicable, nor has it attempted, to assign relative weights to the specific factors used in determining base salary levels, and the specific factors used may vary among individual executives. As is typical for most corporations, payment of base salary is not conditioned upon the achievement of any specific, pre-determined performance targets.

Annual bonus.    Our cash bonus program seeks to motivate executives to work effectively to achieve our financial performance objectives and to reward them when objectives are met. The executive bonus payments for Messrs. Block, Giacoletto and Williams were based upon the revenues and margins in their respective areas of responsibility, relative to predetermined baselines.

Long-term incentive compensation.    We believe that option grants (1) align executive interests with stockholder interests by creating a direct link between compensation and stockholder return, (2) give executives a significant, long-term interest in our success and (3) help retain key executives in a competitive market for executive talent. We do, however, monitor general corporate and industry trends and practices and may in the future, for competitive or other reasons, use other equity incentive vehicles in place of, or in combination with, stock options. For fiscal year 2004, we intend to continue our stock option program.

Our 2000 Long-Term Equity Incentive Plan authorizes the Compensation Committee to grant stock options to executives. Option grants are made from time to time to executives whose contributions have or will have a significant impact on our long-term performance. Options are not necessarily granted to each executive during each year. Generally, options granted to executives vest in equal annual installments over a period of four years and expire ten years from the date of grant.

The philosophy of our executive compensation program with regard to the granting of options is to:

•	Be attentive as to the number of shares underlying the options being granted;

•	Spread the grant of options among a large number of employees, but weight distribution toward top performers and individuals with the greatest responsibilities;

•	Manage the overall net stock dilution, being aware of the potential beneficial effect of the share repurchase program on stock dilution.

Benefits.    We believe that we must offer a competitive benefits program to attract and retain key executives. During fiscal year 2003, we provided medical and other benefits to our executives that are generally available to our other employees.

Compensation of the Chief Executive Officer.    The Chief Executive Officer’s compensation plan for fiscal years 2000 through 2003 consisted of no salary (except for salary he received in fiscal year 2000 prior to the adjustment in his compensation) and no bonus. Instead, during fiscal year 2000, on June 4, 1999, in lieu of all salary, bonuses and option grants for a period of four years, he was granted an option to purchase 10,000,000 shares of our Common Stock (40,000,000 shares as adjusted for our two 2-for-1 stock splits effective January 18, 2000 and October 12, 2000) at the fair market value at the time of grant of $27.50 per share ($6.875 as adjusted for the stock splits). The option vested in equal installments over a period of four years and expires ten years from the date of grant. The Chief Executive Officer did not receive another option grant during fiscal year 2003.

The Chief Executive Officer’s compensation plan was intended to more closely align his compensation with the performance of our Common Stock. Consistent with this compensation plan, in fiscal year 2003, the Chief Executive Officer received no salary or bonus.

The Chief Executive Officer’s compensation plan for fiscal year 2004 consists of salary at a rate of $900,000 per annum (starting September 1, 2003, with no salary prior to that time) and a bonus under the proposed Fiscal Year 2004 Executive Bonus Plan, if approved by the stockholders. On July 11, 2003, he also received an option to purchase 900,000 shares of our Common Stock at $12.60 per share, its fair market value at the time of grant. The option vests in equal installments over a period of four years and expires ten years from the date of grant.

Submitted by:	Michael J. Boskin, Chair
Jeffrey Berg
Donald L. Lucas

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act or the Exchange Act that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

REPORT OF THE FINANCE AND AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

Review of Oracle’s Audited Financial Statements for the Fiscal Year Ended May 31, 2003

The Finance and Audit Committee (the “F&A Committee”) has reviewed and discussed with our management our audited consolidated financial statements for the fiscal year ended May 31, 2003. The F&A Committee has discussed with Ernst & Young LLP, our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) with respect to those financial statements.

The F&A Committee has also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the F&A Committee has discussed the independence of Ernst & Young LLP with that firm.

Based on the F&A Committee’s review and discussions noted above, the F&A Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K, for the fiscal year ended May 31, 2003, for filing with the SEC.

Submitted by:	Donald L. Lucas, Chair
Joseph A. Grundfest, Vice Chair
H. Raymond Bingham
Michael J. Boskin

Stock Performance Graph

The graph below compares the cumulative total stockholder return on our Common Stock with the cumulative total return on the S&P’s 500 Index and the Dow Jones Software Index for the last five fiscal years ended May 31, 2003, assuming an investment of $100 at the beginning of that five year period and the reinvestment of any dividends.

The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of our Common Stock.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG ORACLE CORPORATION, THE S&P 500 INDEX

AND THE DOW JONES SOFTWARE INDEX

* $100 INVESTED ON 5/31/98 IN STOCK OR INDEX — INCLUDING REINVESTMENT OF ANY DIVIDENDS.

Cumulative Total Return

	5/98	5/99	5/00	5/01	5/02	5/03
Oracle Corporation	100.00	157.54	912.70	388.57	201.14	330.41
S&P 500 Index	100.00	121.03	133.71	119.60	103.04	94.73
Dow Jones Software Index	100.00	149.96	194.72	139.35	87.21	89.34

Related Party Transactions

We have confirmed, based upon a review of our internal records, that from June 1, 2002, through August 21, 2003 (the record date for the Annual Meeting) there have not been any transactions and, as of August 21, 2003, there were no proposed transactions, between Oracle and any executive officer, director, 5% or more beneficial owner of our Common Stock, or member of the immediate family of any of the foregoing persons in which the amount involved exceeded $60,000 and in which one of such individuals or entities had a direct or indirect material interest, except as described below. The Independent Committee has reviewed and approved each individual related party transaction exceeding $60,000, and believes all of these transactions were on terms that were reasonable and fair to Oracle. No related party transaction had a material effect on our consolidated financial position, results of operations or cash flows for fiscal year 2003.

Sales of Software and Services

In the ordinary course of our business, we have sold software and services to companies in which Mr. Ellison, directly or indirectly, has a controlling interest. For fiscal year 2003, the total amount of all purchases by these companies was approximately $1.0 million. Those companies that purchased greater than $60,000 in software and services from us in fiscal year 2003 include the following:

•	Digital Appliance Corporation (approximately $96,000)

•	K12, Inc. (approximately $147,000)

•	Knowledge Universe Information Technology, Inc. ($100,000)

•	Leapfrog Enterprises, Inc. (approximately $279,000)

•	nCUBE Corporation (approximately $109,000)

•	NetLedger, Inc. (approximately $184,000)

We also received payment, in fiscal year 2003, from The New Internet Computer Company (“NICC”) of approximately $1,000,000 for services we provided to NICC.

In addition to Mr. Ellison’s direct and indirect controlling interests in Leapfrog, Mr. Berg is a director of Leapfrog. We also received approximately $91,000 for purchases of software and services in fiscal year 2003 from International Creative Management, Inc. (“ICM”). Mr. Berg is Chairman and Chief Executive Officer of ICM. Since Mr. Bingham, who is President and Chief Executive officer of Cadence Design Systems, Inc. (“Cadence”), joined our Board in November 2002, we received, for the remainder of fiscal year 2003, approximately $505,000 from Cadence, principally for purchases of services related to licenses entered into prior to November 2002. Mr. Lucas is Chairman of the Board of Cadence. We do not believe that the revenues from license transactions with Cadence that preceded Mr. Bingham’s participation on Oracle’s Board of Directors constitute related party transactions, but note that any future transactions between Oracle and Cadence may require approval as related party transactions, due to Mr. Bingham’s relationship with Cadence.

Other Related Party Transactions

We occasionally enter into transactions other than the sale of software and services to companies in which Mr. Ellison, directly or indirectly, has a controlling interest. Some of the transactions described below may not be related party transactions required to be disclosed by us. However, in the interest of providing a fuller understanding of such transactions with such companies, we are describing them along with the other related party transactions. Mr. Ellison has entered into a written Price Protection Agreement with us that applies to any related party transaction involving a purchase of goods or services from an entity in which Mr. Ellison has a direct or indirect material interest and which is entered into during the time Mr. Ellison is Chairman of the Board of Directors or an executive officer of Oracle. Under the terms of this agreement, in the event we present Mr. Ellison with reasonable evidence of a lower price or rate for the same goods or services offered by such company, which would have been available to us at the time the applicable transaction was entered into, then Mr. Ellison will reimburse us for the difference. This agreement expires three years after the date on which Mr. Ellison is neither Chairman nor an executive officer of Oracle.

NetLedger, Inc.

NetLedger offers hosted business management applications solutions on the Internet for small businesses. One of these solutions is sold under the brand name “Oracle Small Business Suite”. Mr. Ellison is a director of NetLedger and holds a controlling interest. Pursuant to an amended linking and revenue sharing agreement that we originally entered into in fiscal year 2001, NetLedger is permitted to use the name “Oracle Small Business

Suite” and to allow third parties to link to the Oracle Small Business Suite. In fiscal year 2003, we received approximately $1,190,000 in royalty payments, and have received additional royalty payments in fiscal year 2004, through July 31, 2003, of approximately $393,000, under this agreement.

We assisted NetLedger’s efforts to penetrate the small business market by incurring approximately $1,598,000 in marketing expense, in fiscal year 2003, promoting the Oracle Small Business Suite. We have incurred approximately $189,000 in additional marketing expense in fiscal year 2004 through July 31, 2003, promoting the Oracle Small Business Suite. The Independent Committee has approved the spending of additional marketing dollars on promoting NetLedger’s Oracle Small Business Suite, but has specified that such marketing expenses must aggregate at least 10% less than the aggregate royalties we have actually received from NetLedger since the inception of this arrangement.

From the end of the fiscal year 2003, we have sold approximately $465,000 in software and services to NetLedger. We have agreed that NetLedger may purchase additional software and services on the same terms for two years. We may enter into additional transactions with NetLedger during fiscal year 2004 as it seeks to expand its business.

The New Internet Computer Company

NICC was an Internet appliance company in which Mr. Ellison held a controlling interest and in which, in fiscal year 2003, we owned a 5% interest. NICC ceased operations in June 2003.

In fiscal year 2001, we established The Oracle Help Us Help Foundation (the “Foundation”), a nonprofit organization that assists K-12 public schools and youth organizations in economically challenged communities through grants of computer equipment and software. The Foundation is a tax-exempt public charity called a “supporting organization”. As a supporting organization, the majority of the Foundation’s Board of Directors is made up of representatives from the same community of public charities the Foundation serves. The Foundation’s Board consists of four directors chosen by Stanford University and three directors appointed by us; Mr. Ellison, Ms. Catz and Mr. Cooperman. Because it is a public charity, we have no ownership interest in the Foundation. In fiscal year 2003, we provided $5.0 million to the Foundation. The Foundation purchased approximately $312,000 in hardware from NICC in fiscal year 2003. The disinterested directors of the Foundation’s Board of Directors approved these purchases. In February 2003 the Foundation discontinued purchases from NICC. We do not believe the purchases by the Foundation of computers from NICC are related party transactions between NICC and us.

In fiscal year 2003, we purchased computers from NICC for approximately $1,086,000, separate and apart from the activities of the Foundation. These computers were donated to a university and primary and secondary schools as part of our corporate giving programs.

nCUBE

nCUBE is a provider of on-demand media and digital advertising solutions. nCUBE offers cable operators and telecommunications network providers comprehensive business and technology management solutions for advanced television services, such as video-on-demand (VOD), subscription VOD, network personal video recording and digital advertising insertion. Mr. Ellison is Chairman of the Board of nCUBE and holds a controlling interest in nCUBE. Since the end of fiscal year 2003, we have renewed a reseller arrangement with nCUBE for three years that allows it to market and distribute an operating system we have licensed from an unrelated third party. In addition, since the end of fiscal year 2003, we have entered into two embedded software distribution arrangements that allow nCUBE to sell two of its applications with an embedded version of our database product. We have approved the annual renewal of these embedded software licenses for up to three years, so long as such renewals are on the then current standard form of embedded software license and at the then current standard pricing. While amounts paid to us under each of these arrangements have not exceeded

$60,000 in any prior year, we may in the future receive amounts in excess of $60,000 in a year pursuant to one or more of these arrangements.

Spring Group plc

Spring Group plc (“Spring Group”) is a public company based in London that specializes in IT and general recruitment, workforce management and training. Mr. Ellison indirectly holds a controlling interest in Spring Group. One of Spring Group’s divisions, Spring IT Training, is an Oracle Approved Education Center in the United Kingdom that delivers end-user training to Oracle customers on behalf of Oracle. In fiscal year 2003 Oracle made payments of approximately $789,000 to Spring Group pursuant to this arrangement. In fiscal year 2003, Spring IT Training also served as an Oracle University reseller and purchased approximately $925,000 of Oracle University’s products and services for resale purposes.

Wing and a Prayer, Incorporated

We lease aircraft from Wing and a Prayer, Incorporated, a company owned by Mr. Ellison. The aggregate payment amount for the Company’s use of the aircraft in fiscal year 2003 was approximately $577,000. The Independent Committee has determined that the amounts billed for our use of the aircraft and pilots are at or below the market rate charged by third-party commercial charter companies for similar aircraft.

Legal Actions Involving Management

Stockholder class actions were filed in the United States District Court for the Northern District of California against us and our Chief Executive Officer on and after March 9, 2001. On June 20, 2001, the Court consolidated the class actions into a single action and appointed a lead plaintiff and class counsel. A consolidated amended complaint, adding our Chief Financial Officer and a former Executive Vice President as defendants, was filed on August 3, 2001. The consolidated amended complaint was brought on behalf of purchasers of our stock during the period from December 15, 2000 through March 1, 2001. Plaintiffs alleged that the defendants made false and misleading statements about our actual and expected financial performance and the performance of certain of our applications products, while certain individual defendants were selling Oracle stock, in violation of Federal securities laws. Plaintiffs further alleged that certain individual defendants sold Oracle stock while in possession of material non-public information. On March 12, 2002, the court granted our and the individual defendants’ motion to dismiss the amended consolidated complaint. On April 10, 2002, plaintiffs filed a first amended consolidated complaint and on September 11, 2002, the court granted defendants’ motion to dismiss that complaint. On October 11, 2002, the plaintiffs filed another amended complaint. In this second amended complaint, the plaintiffs added allegations that the defendants engaged in accounting violations and made misstatements about our financial performance, beginning on December 14, 2000. On November 8, 2002, we filed a motion to dismiss the second amended consolidated complaint. On December 9, 2002, plaintiffs filed their opposition to the motion to dismiss the second amended complaint and also moved to amend this complaint to expand their accounting allegations. On March 24, 2003, the Court dismissed the second amended complaint with prejudice. Plaintiffs appealed that dismissal and, on August 11, 2003, filed their appellate brief in the United States Court of Appeals for the Ninth Circuit. The defendants expect to file their responses in September 2003. We believe that we have meritorious defenses against this action and we will continue to vigorously defend it. No class has been certified.

Stockholder derivative lawsuits were filed in the Court of Chancery in the State of Delaware in and for New Castle County on and after March 12, 2001. A revised amended consolidated complaint was filed in the Delaware action on October 9, 2001 (“the Delaware Derivative Action”). During the same period, similar stockholder derivative lawsuits were filed in the Superior Court of the State of California, County of San Mateo and County of Santa Clara. A consolidated amended complaint was filed in San Mateo on January 28, 2002 (the “San Mateo Derivative Action”). On March 15, 2002, a similar derivative suit was filed in the United States District Court for the Northern District of California (the “Federal Derivative Action”). The derivative suits were brought by alleged stockholders of the Company, purportedly on our behalf, against some of our current and former directors. The derivative plaintiffs allege that these directors breached their fiduciary duties to us, abused their control, mismanaged Oracle, unjustly enriched themselves and committed constructive fraud, by making or causing to be made alleged misstatements about our revenue, growth and the performance of certain of our applications products, while certain officers and directors allegedly sold Oracle stock based on material, non-public information, and by taking actions that resulted in our being sued in the federal stockholder class actions. The derivative plaintiffs seek compensatory and other damages, disgorgement of profits, treble damages and other relief. The Board of Directors established a Special Litigation Committee (the “SLC”) to investigate the allegations in the Delaware Derivative Action, and the SLC was subsequently asked to investigate the allegations in the San Mateo Derivative and Federal Derivative Actions. Two non-employee directors serve on the SLC. On November 22, 2002, the SLC concluded its nine-month investigation into the claims made in all three derivative actions and into certain accounting and other allegations in the federal class action. The SLC determined, in the exercise of its business judgment, that these claims lack merit and that, therefore, prosecution of them is not in the best interests of Oracle or its stockholders. Accordingly, the SLC filed a motion in the Delaware Court of Chancery to terminate the Delaware Derivative Action. On June 13, 2003, the Delaware Court of Chancery denied the SLC’s motion to terminate, without addressing the SLC’s conclusions on the merits. The SLC filed a petition for an interlocutory appeal of the denial of the SLC’s motion, which petition was denied without comment. Plaintiffs have filed a motion to amend the complaint in the Delaware Derivative Action and have sought to dismiss from that action all defendants other than Ellison and Henley. The Federal Derivative Action has been stayed by stipulation of the parties. Any party may terminate the stay with 30 days written notice. In the San Mateo Derivative Action, a trial date is currently set for April 5, 2004.

On July 29, 1998, and on November 22, 2002, we filed petitions with the United States Tax Court, challenging notices of deficiency issued by the Commissioner of Internal Revenue that disallowed certain Foreign Sales Corporation commission expense deductions taken by us. The first notice of deficiency covered our 1988 through 1991 tax years and assessed additional taxes of approximately $20 million plus interest. The second notice covered our 1992 through 1995 tax years and assessed additional taxes of approximately $43 million plus interest. In February 2003, the IRS conceded its case against us for tax years 1992 through 1995 and, on May 8, 2003, the Court ordered there were no further deficiencies for those years. We anticipate the IRS will also concede its case on the earlier petition covering tax years 1988 through 1991. If, however, the IRS does not concede the earlier case, we will vigorously defend our position in that matter.

In connection with our unsolicited tender offer for PeopleSoft, Inc. (“PeopleSoft”), we have been named as a defendant in several legal proceedings and may be party to additional legal proceedings in the future. We have also initiated legal proceedings against PeopleSoft and its board of directors in connection with the tender offer in the Court of Chancery in the State of Delaware. On June 12, 2003, J.D. Edwards and Company (“J.D. Edwards”) filed suit in the Superior Court of the State of California, County of San Mateo, against us, our Chief Executive Officer, and an Executive Vice President seeking damages, injunctive relief, and other relief (the “San Mateo Action”). On the same date J.D. Edwards also filed suit against us in the District Court for the City and County of Denver, Colorado, seeking damages, declaratory relief and other relief (the “Colorado Action”). In both the San Mateo and Colorado Actions, stipulations of dismissal were executed and filed by the parties after the PeopleSoft-J.D. Edwards merger was consummated. On June 13, 2003, PeopleSoft filed suit against us in the Superior Court of the State of California, County of Alameda, seeking damages, injunctive relief and other relief (the “Alameda Action”). In that action, PeopleSoft alleges that the defendants wrongfully interfered with the pending merger agreement between J.D. Edwards and PeopleSoft, wrongfully interfered with prospective software license sales by PeopleSoft to its customers and engaged in trade libel and false advertising in connection with the tender offer. On August 12, 2003, PeopleSoft filed an amended complaint, asserting substantially similar claims and purporting to bring claims on behalf of J.D. Edwards. On June 18, 2003, the State of Connecticut (the “State”) filed suit against us in the U.S. District Court for the District of Connecticut, seeking declaratory relief, injunctive relief and other relief. In that action, the State alleges that our proposed acquisition of PeopleSoft would be anticompetitive and would violate state and federal antitrust laws. We believe that we have meritorious defenses against these actions and we will vigorously defend them. The State thereafter filed an amended complaint against Oracle on August 4, 2003. In response to that action, Oracle filed a motion to dismiss on August 18, 2003.

We are currently party to various legal proceedings and claims, either asserted or unasserted, which arise in the ordinary course of business. While the outcome of these matters cannot be predicted with certainty, we do not believe that the outcome of any of these claims or any of the above mentioned legal matters will have a material adverse effect on our consolidated financial position, results of operations or cash flow.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors and any persons who own more than 10% of our Common Stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of any Section 16(a) forms received by us or written representations from the Reporting Persons, we believe that with respect to the fiscal year ended May 31, 2003, all the Reporting Persons complied with all applicable filing requirements. However, as part of this review, we determined that a Form 4 for Jennifer Minton filed in December 1998 did not report a sale of 2,693 shares by Ms. Minton in November 1998. Accordingly, in July 2003, Ms. Minton filed an amended Form 4 disclosing such sale.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At our Annual Meeting, stockholders will elect directors to hold office until our next annual meeting of stockholders. The directors shall serve until their successors have been duly elected and qualified or until any such director’s earlier resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If you sign and return the accompanying proxy, your shares will be voted for the election of the ten nominees recommended by the Board of Directors, unless you mark the proxy in such a manner as to withhold authority to vote or as to vote for one or more alternate candidates. If any nominee for any reason is unable to serve or will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to or will not serve as a director.

Directors

The following incumbent directors are being nominated for re-election to the Board: Lawrence J. Ellison, Donald L. Lucas, Michael J. Boskin, Jeffrey O. Henley, Jack F. Kemp, Jeffrey Berg, Safra Catz, Hector Garcia-Molina, Joseph A. Grundfest and H. Raymond Bingham. Please see “Incumbent Directors” on page 5 of this Proxy Statement for information concerning each of our incumbent directors.

Required Vote

Directors are elected by a plurality of votes cast. Votes withheld and broker non-votes are not counted toward a nominee’s total.

The Board of Directors recommends a vote

FOR the election of each of the nominated directors.

PROPOSAL NO. 2

ADOPTION OF THE FISCAL YEAR 2004 EXECUTIVE BONUS PLAN

On August 26 and 27, 2003, the Compensation Committee unanimously approved the adoption of the Fiscal Year 2004 Executive Bonus Plan (the “Bonus Plan”) and directed that the Bonus Plan be submitted to the stockholders at the Annual Meeting. If the Bonus Plan is not approved by stockholders, targets under the Bonus Plan set by the Compensation Committee at the August 26 and 27, 2003 meeting will be null and void and no payments relating to those targets may be made.

The purpose of the Bonus Plan is to motivate certain executives to achieve our financial performance objectives and to reward them when those objectives are met.

Required Vote

Approval of the adoption of the Bonus Plan requires the affirmative vote of the holders of a majority of shares of Common Stock present or represented and entitled to vote on this matter at the Annual Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present, and shares subject to broker non-votes on this matter will not be treated as being entitled to vote on this matter at the Annual Meeting.

The Board of Directors recommends a vote FOR

approval of adoption of the Fiscal Year 2004 Executive Bonus Plan.

Description of the Fiscal Year 2004 Executive Bonus Plan

Eligibility.    Participants in the Bonus Plan are chosen solely at the discretion of the Compensation Committee. Our Chief Executive Officer, all of our Executive Vice Presidents and certain of our Senior Vice Presidents are eligible to be considered for participation in the Bonus Plan. As of August 27, 2003, there were thirteen persons chosen to participate for fiscal year 2004. No person is automatically entitled to participate in the Bonus Plan in any Bonus Plan year.

History.    The Compensation Committee approved the adoption of the Bonus Plan, which is part of the overall compensation program for our executives, at a meeting held on August 26 and 27, 2003.

Purpose.    The purpose of the Bonus Plan is to motivate the participants to achieve our financial performance objectives and to reward them when those objectives are met.

Administration.    The Bonus Plan will be administered by the Compensation Committee, consisting of no fewer than two members of the Board, each of whom qualifies as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”).

Determination of Awards.    Under the Bonus Plan, participants will be eligible to receive awards based upon the attainment, in fiscal year 2004, and certification of certain performance criteria established by the Compensation Committee. For fiscal year 2004, (a) Mr. Ellison, our Chief Executive Officer, and Ms. Catz, an Executive Vice President, will receive an award based on the Company reaching a goal for improvement in its operating profit from fiscal year 2003 to fiscal year 2004, (b) the Executive Vice Presidents (other than Ms. Catz and each Executive Vice President directly responsible for sales or consulting) and one Senior Vice President will each receive an award based on reaching a goal for improvement in the operating profit in their area of responsibility (with, for purposes of determining operating profit for certain of such persons, (i) any actual increase or decrease in expenses being grossed up substantially, or (ii) the revenues for his area of responsibility being deemed to be the Company’s revenues and the expenses for fiscal year 2003 being adjusted upward), and (c) each Executive Vice President, and certain Senior Vice Presidents directly responsible for sales and consulting (collectively, the “Sales and Consulting Participants”) will receive an award based on reaching a goal with respect to license revenue growth and licensing and consulting margins in their area of responsibility. The Compensation Committee adopted the performance criteria on August 26 and 27, 2003, within 90 days after the start of fiscal year 2004. Each Sales and Consulting Participant’s Bonus Plan total bonus is calculated by summing the applicable bonus for each goal. For all participants, the applicable bonus for their goal or goals is related to the amount by which each goal is exceeded or missed. If the bonus calculation results in a negative number, the bonus is zero. The details of each of the formulas with respect to the criteria have not been included in this Proxy Statement in order to maintain the confidentiality of our revenue, expense and margin expectations, which we believe are confidential commercial or business information, the disclosure of which would adversely affect the Company. In the event of the termination or resignation of a participant during fiscal year 2004, we intend to have the person who assumes the responsibilities of that participant assume the same bonus structure as that participant, but adjusted, as determined by the Compensation Committee, to take into account that such person did not serve in that capacity for the entire fiscal year.

Payment of Awards.    All awards will be paid in cash as soon as is practicable following determination of the award, unless the Committee has, prior to the grant of an award, received and approved, in its sole discretion, a request by a participant to defer receipt of an award in accordance with the Bonus Plan.

Maximum Award.    The amounts that will be paid pursuant to the Bonus Plan are not currently determinable. The maximum bonus payment that any participant may receive under the Bonus Plan would be $5,000,000, less any other cash compensation (including base salary) she or he receives with respect to fiscal year 2004 (i.e., total cash compensation cannot exceed $5,000,000).

Amendment and Termination.    The Compensation Committee may terminate the Bonus Plan, in whole or in part, suspend the Bonus Plan, in whole or in part from time to time, and amend the Bonus Plan, from time to time, including the adoption of amendments deemed necessary or desirable to correct any defect or supply omitted data or reconcile any inconsistency in the Bonus Plan or in any award granted thereunder, so long as stockholder approval has been obtained, if required in order for awards under the Bonus Plan to qualify as “performance-based compensation” under Section 162(m). The Compensation Committee may amend or modify the Bonus Plan in any respect, or terminate the Bonus Plan, without the consent of any affected participant. However, in no event may such amendment or modification result in an increase in the amount of compensation payable pursuant to any award.

Termination of Employment.    Should a participant’s employment with us terminate for any reason during fiscal year 2004, the participant will not be eligible to receive an award under the Bonus Plan.

Federal Income Tax Consequences.    Under present federal income tax law, participants will realize ordinary income equal to the amount of the award received in the year of receipt. That income will be subject to applicable income and employment tax withholding by the Company. We will receive a deduction for the amount constituting ordinary income to the participant, provided that the Bonus Plan satisfies the requirements of Section 162(m), which limits the deductibility of nonperformance-related compensation paid to certain corporate executives, and otherwise satisfies the requirements for deductibility under federal income tax law.

Bonus Plan Benefits

The following table provides certain summary information concerning dollar amounts of bonus plan benefits that would have been allocated to our Chief Executive Officer, each of our four other most highly compensated executive officers (determined by reference to compensation for fiscal year 2003), and certain other groups during fiscal year 2003 if the Bonus Plan had been in effect during the fiscal year 2003.

Name and Principal Position	Dollar Value ($)
Lawrence J. Ellison Chairman and Chief Executive Officer	$—

Jeffrey O. Henley Executive Vice President and Chief Financial Officer	$732,000

Sergio Giacoletto Executive Vice President, Europe, Middle East and Africa	$1,484,000

Derek Williams Executive Vice President, Asia-Pacific	$381,900

Keith Block Executive Vice President, North America	$278,800

Executive Group (10 persons)	$3,589,700

Non-Executive Officer Employee Group (3 persons)	$282,800

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

We have engaged Ernst & Young LLP (“E&Y”) as our independent auditors to perform the audit of our consolidated financial statements for fiscal year 2004. Representatives of E&Y will be present at the Annual Meeting, will be given an opportunity to make a statement at the meeting if they desire to do so and will be available to respond to appropriate questions from stockholders.

On April 8. 2002, we dismissed Arthur Andersen LLP (“AA”) as our independent auditors and engaged the services of E&Y as our new independent auditors for the fiscal year ended May 31, 2002. Our F&A Committee authorized the dismissal of AA and the engagement of E&Y.

During the two fiscal years ended May 31, 2000 and 2001, and the subsequent interim period through April 8, 2002, there were no disagreements between us and AA on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to AA’s satisfaction, would have caused AA to make a reference to the subject matter of the disagreement in connection with its reports. During those same periods, we did not consult with E&Y regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

In deciding to engage E&Y, our F&A Committee reviewed auditor independence issues raised by commercial relationships we have with the other major accounting firms. With respect to E&Y, which has no commercial relationship with us that would impair its independence, the F&A Committee considered the special circumstances involving Jennifer Minton, our principal accounting officer, who is married to a partner in E&Y’s life sciences practice. This E&Y partner: (a) is not part of the audit engagement team; (b) is not in the chain of command relative to the audit engagement; (c) has not and will not render non-audit services to us; and (d) is not a partner in the same office as the primary engagement partner on our account. Our F&A Committee sought and obtained assurances that this relationship does not impair E&Y’s independence, and E&Y has agreed to follow procedures specified by our F&A Committee to ensure that E&Y will maintain its independence.

The F&A Committee reviews audit and non-audit services performed by E&Y, as well as the fees charged by E&Y for such services. In its review of non-audit service fees, the F&A Committee considers, among other things, the possible effect of the performance of such services on the auditor’s independence. Additional information concerning the F&A Committee and its activities with E&Y can be found in the following sections of this proxy statement: “Committee Memberships and Meetings,” at page 7, and “Report of the Finance and Audit Committee of the Board of Directors,” at page 20.

We have, as required by SEC regulations which became effective in May 2003, put into place a policy which outlines procedures intended to ensure that our F&A Committee pre-approves all audit and non-audit services provided to the Company by our auditors. The policy provides for (a) general pre-approval of certain specified services, and (b) specific pre-approval of all other permitted services, as well as proposed services exceeding pre-approved cost levels.

For both types of pre-approval, the F&A Committee will consider whether such services are consistent with the SEC’s rules on auditor independence. The F&A Committee will also consider whether the independent auditor may be best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor is necessarily determinative.

The F&A Committee is also mindful of the relationship between fees for audit and non-audit services, in deciding whether to re-approve any such services. It may determine, for each fiscal year, the appropriate ratio between the total amount of fees for audit, audit-related and tax services and the total amount of fees for certain permissible non-audit services classified as “all other services.”

The appendices to the policy describe the audit, audit-related, tax and all other services that have the general pre-approval of the F&A Committee. The term of any general pre-approval is twelve months from the date of pre-approval, unless the F&A Committee considers a different period and states otherwise. The F&A Committee will annually review and pre-approve a dollar amount for each category of services that may be provided by our auditors without requiring further approval from the F&A Committee. The F&A Committee may add to, or subtract from, the list of general pre-approved services from time to time.

Ernst & Young Fees

The following table sets forth approximate aggregate fees billed to us for fiscal year 2003 by E&Y:

Audit Fees(1)	$3,792,000
Audit Related Fees(2)	161,000
Tax Fees(3)	826,000
All Other Fees(4)	110,000

TOTAL FEES	$4,889,000

(1)	Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits or accounting consultation.
(2)	Audit related fees consisted principally of services with respect to the audits of benefit plans and other attestation services.
(3)	Tax fees consisted of fees for services related to tax compliance and reporting and tax consulting.
(4)	All other fees consisted principally of services with respect to foreign language translations.

Required Vote

The ratification of the selection of E&Y requires the affirmative vote of the holders of a majority of shares of Common Stock present or represented and entitled to vote on this matter at our Annual Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present, and shares subject to broker non-votes on this matter will not be treated as being entitled to vote on this matter at the Annual Meeting.

The Board of Directors recommends a vote FOR the

ratification of the selection of Ernst & Young LLP.

PROPOSAL NO. 4

APPROVAL OF THE AMENDED AND RESTATED 1993 DIRECTORS’ STOCK PLAN

You are being asked to approve Oracle’s Amended and Restated 1993 Directors’ Stock Plan (the “Directors’ Plan”). The original 1993 Directors’ Stock Option Plan was first adopted and approved by the Board and the stockholders in 1993. As of May 24, 2003, the last day on which awards could be granted under the original plan, 14,479,034 shares of our Common Stock remained available for issuance. The proposed Directors’ Plan will provide that 8,000,000 shares of our Common Stock may be issued (including pursuant to exercise of currently outstanding options) under the plan, which is a 6,479,034 share decrease from the amount previously available; however, currently no new awards may be granted under the plan, and your approval will allow us to continue to grant equity awards to our non-employee directors. The Board has approved the Directors’ Plan, subject to stockholder approval.

As of May 31, 2003, options with respect to 4,294,670 shares remained outstanding under the original plan. Upon approval of the Directors’ Plan at our Annual Meeting, there will be, as of the meeting date, 3,705,330 shares available for granting new awards, only 1,800,000 of which may be used for grants of stock-based awards other than options, as described below.

The purpose of the Directors’ Plan is to provide equity incentives to non-employee members of the Board to encourage their continued service on the Board and to enable the Company to attract and retain the best-qualified individuals for service on the Board. As further described below, the Directors’ Plan provides for automatic grants of options to purchase the Company’s Common Stock to each non-employee director upon first becoming a director and thereafter on an annual basis, as well as automatic grants for chairing Board committees. The Directors’ Plan will not have a term limit, but will have a maximum number of shares that may be issued over time.

The description that follows is an overview of the material provisions of the Directors’ Plan and is qualified in its entirety by references to the Directors’ Plan, a copy of which is attached hereto as Appendix B.

Required Vote

Approval of the Directors’ Plan requires the affirmative vote of the holders of a majority of shares of Common Stock present or represented and entitled to vote on this matter at the Annual Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present, and broker non-votes on this matter will not be treated as entitled to vote on this matter at the Annual Meeting.

The Board of Directors recommends a vote

FOR approval of the Amended and Restated 1993 Director’s Stock Plan.

Description of Directors’ Plan

Administration.    The Directors’ Plan may be administered by the Board or by a committee appointed by the Board. The Board has designated the Compensation Committee (the “Committee”) as administrator of the Directors’ Plan.

Eligibility.    Awards may be granted under the Directors’ Plan only to non-employee directors.

Exercise Price.    The exercise price for an option granted under the Directors’ Plan will be the fair market value of the shares of Common Stock covered by the option on the date the option is granted. On August 21, 2003, the last reported sale price of our Common Stock was $12.12 per share.

Automatic Option Grants.    The Directors’ Plan provides for automatic grants of options to purchase shares of our Common Stock to our non-employee directors, as follows: (1) 60,000 shares for each such director upon becoming a director; and (2) 30,000 shares to each such director on each May 31, if the director has served on the Board for at least six months. The Directors’ Plan also provides that, on each May 31, each of our non-employee directors who serves as Chair or Vice Chair of certain committees of the Board, if such director has served in this capacity for at least one year (or six months for Vice Chair of the F&A Committee), will receive an option to purchase the following number of shares: Compensation Committee Chair—20,000 shares; Governance Committee Chair—10,000 shares; Executive Committee Chair—10,000 shares; F&A Committee Chair—30,000 shares; and F&A Committee Vice Chair—20,000 shares.

Other Stock-Based Awards.    The Board will have the discretion to grant awards of restricted stock or other stock-based awards in lieu of the automatic option grants. The number of shares subject to any such stock award will be no more than the equivalent value of the options, as determined on any reasonable basis by the Board of Directors, which would otherwise have been granted under the applicable automatic option grant. The Board will determine the particular terms of any such stock awards at the time of grant, but the terms will be consistent with those of options, as described below, granted under the Directors’ Plan with respect to vesting or forfeiture schedules and treatment on termination of status as a director. As is normally the case with restricted stock or similar awards, such stock based awards are not likely to involve the payment of a purchase price for the underlying shares. No more than 1,800,000 shares may be used for grants of such stock awards under the Directors’ Plan.

Vesting.    Each option shall vest and become exercisable at the rate of twenty-five percent (25%) of the amount granted on each anniversary of the date of grant.

Term.    Options granted under the Directors’ Plan expire 10 years after the date of grant, or earlier as described below.

Payment Upon Exercise.    Payment of the exercise price of any option may be made by one of the following methods or any combination thereof: (1) by cash or check; (2) to the extent not prohibited by the Board or by applicable law, by a same-day sale commitment from an optionee and a qualified broker-dealer; or (3) as otherwise determined by the Board.

Termination of Status as Director.    In the event an optionee ceases to be a director, each unexercised option held by the optionee will automatically terminate three months after the optionee ceases being a director, except that the Board may, in its sole discretion, extend such period by up to three months.

Death or Disability.    In the event a director’s service terminates due to death or disability, any unexercised option generally will terminate six months following the date of death or disability.

Transferability.    During a director’s lifetime, an option may be exercised only by that director. No award may be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution, except that awards may be transferred to family members, trusts or charitable institutions to the extent permitted by the Committee.

Capital Changes.    If the number of shares of Common Stock of the Company is changed by a stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of the Company without consideration, the number of shares of Common Stock available under the Directors’ Plan and the number of shares and the exercise price per share, as applicable, for each outstanding award will be proportionately adjusted, subject to any required action by the Board or stockholders of the Company.

In the event of a dissolution or liquidation of the Company, certain mergers involving the Company, the sale of all the assets of the Company, or certain similar transactions, all awards outstanding under the Directors’ Plan will generally accelerate and become exercisable in full prior to, and expire upon consummation of, the transaction. In the event 50% or more of the outstanding voting securities of the Company become beneficially owned by a person in a transaction or series of transactions expressly disapproved by the Board, then all options outstanding under the Directors’ Plan will accelerate and become exercisable in full.

Termination and Amendment of Directors’ Plan.    The Directors’ Plan will continue in effect until there are no shares remaining available for grant, except that the Board or the Committee may terminate the Directors’ Plan earlier in its discretion. The Board or the Committee may amend the Directors’ Plan, subject to stockholder approval where required by applicable law or regulation. The Board or the Committee may amend outstanding awards, except that any direct or indirect reduction of the exercise price of outstanding options would require stockholder approval. Any amendment or termination of the Directors’ Plan may not impair the rights under any outstanding award without the consent of the award holder.

ERISA.    The Directors’ Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

Federal Income Tax Consequences.    The foregoing summary is intended only as a general guide to the material U.S. federal income tax consequences of the issuance and exercise of options under the Directors’ Plan. It does not attempt to describe all possible federal or other tax consequences of particular or unique circumstances or the federal income tax consequences of the grant of any other award and the issuance of shares pursuant to such award. State, local and international tax treatment may vary from the federal income tax treatment.

Options granted under the Directors’ Plan are non-qualified stock options. An optionee will not recognize any taxable income under U.S. federal tax law at the time he or she is granted a non-qualified stock option. However, upon exercise, the optionee will generally recognize ordinary income for federal income tax purposes in an amount equal to the difference between the fair market value of the shares at the time of exercise and the option exercise price. Upon resale of shares acquired upon exercise of an option, any difference between the sale price and the optionee’s tax basis in the shares (the tax basis generally being the exercise price plus any amount previously recognized as ordinary income in connection with the exercise of the option) will be treated as capital gain (or loss). The optionee generally will receive long-term capital gains treatment on the sale if he or she holds the shares for more than one year. The Company will be entitled to a tax deduction in the amount of the ordinary income recognized by the optionee upon exercise of the non-qualified stock option.

PROPOSAL NO. 5

THE ADOPTION OF THE

“CHINA BUSINESS PRINCIPLES FOR RIGHTS OF WORKERS IN CHINA”

This year, John C. Harrington (the “Proponent”), who has represented that he held 800 shares of Common Stock as of April 16, 2003, has notified us that he intends to present the proposal set forth in quotes below (the “Proposal”) at the Annual Meeting.

The Board of Directors opposes the following Proposal for the reasons stated after the Proposal.

“WHEREAS: our company’s business practices in China respect human and labor rights of workers. The eleven principles below were designed to commit a company to a widely accepted and thorough set of human and labor rights standards for China. They were defined by the International Labor Organization and the United Nations Covenants on Economic, Social & Cultural Rights, and Civil, & Political Rights. They have been signed by the Chinese government and China’s national laws.

(1)	No goods or products produced within our company’s facilities or those of suppliers shall be manufactured by bonded labor, forced labor, within prison camps or as part of reform-through-labor or reeducation-through-labor programs.

(2)	Our facilities and suppliers shall adhere to wages that meet workers’ basic needs, fair and decent working hours, and at a minimum, to the wage and hour guidelines provided by China’s national labor laws.

(3)	Our facilities and suppliers shall prohibit the use of corporal punishment, any physical, sexual or verbal abuse or harassment of workers.

(4)	Our facilities and suppliers shall use production methods that do not negatively affect the worker’s occupational safety and health.

(5)	Our facilities and suppliers shall not call on police or military to enter their premises to prevent workers from exercising their rights.

(6)	We shall undertake to promote the following freedoms among our employees and the employees of our suppliers: freedom of association and assembly, including the rights to form unions and bargain collectively; freedom of expression, and freedom from arbitrary arrest or detention.

(7)	Company employees and those of our suppliers shall not face discrimination in hiring, remuneration or promotion based on age, gender, marital status, pregnancy, ethnicity, region of origin, labor, political or religious activity, or on involvement in demonstrations, past records of arrests or internal exile for peaceful protest, or membership in organizations committed to non-violent social or political change.

(8)	Our facilities and suppliers shall use environmentally responsible methods of production that have minimum adverse impact on land, air and water quality.

(9)	Our facilities and suppliers shall prohibit child labor, at a minimum comply with guidelines on minimum age for employment within China’s national labor laws.

(10)	We will not sell or provide products or technology in China that can be used to commit human rights violations or labor rights abuse.

(11)	We will issue annual statements to the China Working Group detailing our efforts to uphold these principles and to promote these basic freedoms.

RESOLVED: Stockholders request the Board of Directors to make all possible lawful efforts to implement and/or increase activity on each of the principles named above in the People’s Republic of China.

SUPPORTING STATEMENT: As U.S. companies import more goods, consumer and stockholder concern is growing about working conditions in China that fall below basic standards of fair and humane treatment. We hope that our company can prove to be a leader in its industry and embrace these principles.”

STATEMENT IN OPPOSITION TO PROPOSAL

The Proposal is substantially similar to measures presented to our stockholders in 2000 and 2002. In 2000, the Proponent failed to present the proposal at the annual meeting after the Company incurred the additional expenses associated with including the proposal in that year’s Proxy Statement. In 2002, less than 8% of the shares voting on the proposal voted in favor of the proposal. After careful review of the Proposal and our practices in China, we oppose the adoption of the Proposal for the following reasons:

•	our current policies provide an appropriately comparable level of protections sought by the Proposal; and

•	compliance with the Proposal is difficult to measure, time-consuming, costly and would result in a diversion of resources from other important issues affecting the Company.

We are a socially responsible company supporting human rights for workers, not only in China, but also all over the world. We are committed to just, open-minded and non-discriminatory labor practices. Our existing policies and practices are designed to ensure that the rights of our employees are respected and protected in our day-to-day operations.

Our business in China involves the development and sale of software and the provision of related services. We are committed to operating in full compliance with applicable laws in every country where we conduct business, including China. Our routine business practice requires adherence to local, state, federal and international laws and regulations on labor and environmental matters. We have also adopted a Code of Ethics and Business Conduct to ensure compliance with the laws of the numerous countries in which we operate. In addition, we maintain strong policies designed to promote a healthy environment, prohibit harassment, and prohibit discrimination on the basis of race, age, gender, or national origin. All of these policies have proven effective and provide uniformity for our worldwide operations, including those in China, and provide an appropriately comparable level of protection to employees sought by the Proposal.

Compliance with the principles in the Proposal would be difficult to measure, time-consuming and costly and would result in a diversion of resources and draw attention away from other important issues affecting the Company. The proposed principles are vague and they impose requirements that are unclear and are so sweeping in nature as to make compliance difficult or impossible to assess. We have been advised that, in some cases, the principles are beyond our ability to implement as they relate to functions of various Chinese governments or they may require that we promote actions that would be illegal under local law. We could also find ourselves being required to generate a set of very complex and detailed reports relating to third party (supplier) relationships or activities. All of these efforts would result in a diversion of resources from other important issues affecting the Company. In 2000, Congress passed legislation that confers upon China permanent normal trade relations status and that provides for the establishment of a Congressional-Executive Commission to monitor the status of human rights and the development of the rule of law in China. The Company believes that this Commission is the appropriate body to direct concerns underlying the Proposal.

Finally, we believe it is not in your best interest as a stockholder to grant undue influence to individuals or groups that have no major stake in our business and/or no governmental legitimacy.

For the reasons stated above, the Board of Directors recommends a vote AGAINST adoption of the Proposal.

Required Vote

The adoption of the Proposal requires the affirmative vote of the holders of a majority of shares of Common Stock present or represented and entitled and entitled to vote at our Annual Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present, and broker non-votes will not be treated as entitled to vote on this matter at our Annual Meeting.

The Board of Directors recommends a vote AGAINST adoption of the

China Business Principles for Rights of Workers in China.

STOCKHOLDER PROPOSALS

From time to time, certain of our stockholders submit proposals they believe should be voted upon by the stockholders. The SEC has adopted regulations that govern the inclusion of such proposals in our annual proxy materials. Stockholder proposals for inclusion in our Proxy Statement and form of proxy relating to our 2004 Annual Meeting of Stockholders must be received by May 7, 2004. If we are not notified of a stockholder proposal by July 25, 2004, then the management personnel who have been appointed as proxies may have the discretion to vote against such stockholder proposal, even though such proposal is not discussed in the proxy statement. Stockholder proposals should be addressed to Daniel Cooperman, Senior Vice President, General Counsel & Secretary, Oracle Corporation, 500 Oracle Parkway, Mailstop 5op7, Redwood City, California 94065.

OTHER BUSINESS

The Board of Directors does not presently intend to bring any other business before the meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

By Order of the Board of Directors,

DANIEL COOPERMAN

Senior Vice President, General Counsel and Secretary

All stockholders are urged to complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or to vote electronically via the Internet or telephone. Thank you for your prompt attention to this matter.

APPENDIX A

CHARTER OF THE

FINANCE AND AUDIT COMMITTEE OF

THE ORACLE CORPORATION BOARD OF DIRECTORS

(As last amended by the Board of Directors on October 21, 2002)

I.    PURPOSE

The primary function of the Finance and Audit Committee (the “Committee”) is to provide advice with respect to the Corporation’s financial matters and to assist the Board of Directors in fulfilling its oversight responsibilities regarding finance, accounting, tax and legal compliance. Consistent with this function, the Committee endeavors to encourage continuous improvement of, and foster adherence to, the Corporation’s policies, procedures and practices at all levels. The Committee’s primary duties and responsibilities are to:

•	Serve as an independent and objective party to monitor the Corporation’s financial reporting process and internal control system.

•	Review and appraise the audit efforts of the Corporation’s independent accountants and internal audit department.

•	Evaluate the Corporation’s quarterly financial performance as well as its compliance with laws and regulations.

•	Oversee management’s establishment and enforcement of financial policies and business practices.

•	Provide an open avenue of communication among the independent accountants, financial and senior management, counsel, the internal audit department, and the Board of Directors.

Section IV of this Charter sets forth the primary responsibilities and duties of the Committee. The Committee may, in its discretion, also review reports from management on other finance, legal and administrative issues to the extent that it deems appropriate or necessary.

II.    COMPOSITION

The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. An independent director is a director who:

1.	is not and has not been employed by the Corporation or an affiliate for at least three years prior to election to the Committee;

2.	has not received any compensation from the Corporation or an affiliate exceeding $60,000 during the prior fiscal year (excluding benefits under a tax-qualified retirement plan, non-discretionary compensation or compensation for board services);

3.	has not been affiliated with a for-profit business entity to which the Corporation made or from which the Corporation received, payments (other than investments in securities) that exceed the greater of 5% of the Corporation’s or such entity’s annual gross revenues or $200,000 whichever is greater, in any of the past three years;

4.	is not an executive of another entity where any of the Corporation’s executives serve on that entity’s compensation committee;

APPENDIX A

5.	is not affiliated with a tax-exempt entity that receives significant contributions from the Corporation; and

6.	is not a spouse, parent, sibling, child or in-law of any person who is, or has been in the past three years, employed by the Corporation or an affiliate as an executive officer or described in 1 through 5 or of any member of management.

All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have past employment experience in accounting or related financial management, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board. Each member of the Committee shall serve until the next annual organizational meeting of the Board or until his or her successor has been duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III.    MEETINGS

The Committee shall hold such regular meetings as may be necessary and such special meetings as may be called by the Chairman of the Committee. As part of its effort to foster open communication, the Committee shall meet annually (or more frequently as it deems appropriate) with management, the director of the internal audit department and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or its Chair should meet with the independent accountants and management quarterly to review the Corporation’s financial statements consistent with IV.4 below. The Committee shall report its activities to the Board at each Board meeting.

IV.    RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Committee shall:

Documents/Reports Review

1.	Review this Charter periodically, at least annually, and update as conditions dictate. Submit the Charter to the Board of Directors for approval and have the Charter published at least every three years in the Corporation’s proxy statement.

2.	Review the Corporation’s quarterly financial statements and any other reports or financial information deemed appropriate by the Committee, including any certification, report, opinion, or review rendered by the independent accountants.

3.	Review the regular internal reports to management prepared by the internal audit department and management’s response to such reports.

4.	Review with financial management of the Corporation the Form 10-Qs and the Form 10-Ks prior to filing. The Chair of the Committee may represent the entire Committee for purposes of this review.

5.	Prepare a report to be included in the Corporation’s proxy statement for each annual meeting that discloses whether the Committee has reviewed the financial statements with management and discussed Statement on Auditing Standards No. 61 (Communicating with Audit Committees) and Independence Standards Board Standard No. 1 (Auditor Independence) with the independent accountants, and if it has recommended to the Board of Directors that the audited financial statements be included in the Form 10-K.

APPENDIX A

Control Processes

6.	Consider and approve, if appropriate, major changes to the Corporation’s auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal audit department.

7.	Establish regular and separate systems of reporting to the Committee by management, the independent accountants, and the internal auditors regarding management’s preparation of the financial statements.

8.	Review the disclosures made by the Corporation’s principal executive officer and principal financial officers regarding compliance with their certification requirements under the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, including the Corporation’s internal controls for financial reporting and disclosure controls and procedures.

9.	Review with management and the independent accountants at the completion of the annual examination:

•	The Corporation’s annual financial statements and related footnotes.

•	The independent accountants’ audit of the financial statements and their report thereon.

•	Any significant changes required in the independent accountants’ audit plan.

•	Any serious difficulties or disputes with management encountered during the course of the audit.

•	The existence of significant estimates and judgments underlying the financial statements, including the rationale behind those estimates as well as the details of material accruals and reserves.

•	Other matters related to the conduct of the audit which are communicated to the Committee under generally accepted auditing standards.

10.	Review any significant disagreement among management and the independent accountants or the internal audit department in connection with the preparation of the financial statements.

11.	Make and approve recommendations to change or improve the financial and accounting practices and evaluate their implementation.

Independent Accountants

12.	Recognizing that the independent accountants are ultimately accountable to the Committee and the Board of Directors, select the independent accountants, considering their independence and effectiveness. The Committee has the sole authority to retain and terminate the independent accountants of the Corporation, including sole authority to approve all audit engagement fees and terms and all non-audit services to be provided by the independent accountants. The Committee must pre-approve all non-audit services to be provided by the Corporation’s independent accountants. The Committee may, from time to time, delegate its authority to approve non-audit services on a preliminary basis to one or more Committee members, provided that such designees present any such approvals to the full Committee at the next Committee meeting.

13.	On an annual basis, the Committee shall receive from the independent accountants a formal written statement regarding the independent accountants’ independence and shall review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants’ independence.

14.	Review the performance of the independent accountants and discharge the independent accountants when circumstances warrant.

15.	Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the organization’s financial statements.

APPENDIX A

16.	Consider the independent accountants’ judgments about the quality and appropriateness of the Corporation’s accounting principles as applied in its financial reporting.

Internal	Auditors

17.	Review and evaluate the process used in establishing the annual internal audit plan.

18.	Consider, in consultation with the director of internal audit, the audit scope and role of the internal auditors.

19.	Review and evaluate the scope, risk assessment, and nature of the internal auditors’ plan and any subsequent changes, including whether or not the internal auditors’ plan is sufficiently linked to the Corporation’s overall business objectives and management’s success and risk factors.

20.	Consider and review with management and the director of internal audit:

•	Significant findings during the year and management’s responses thereto, including the timetable for implementation of the recommendations to correct weaknesses in internal control.

•	Any difficulties encountered in the course of internal audits, including any restrictions on the scope of work or access to required information.

•	Any changes required in the planned scope of the audit plan of the internal audit department.

•	The internal audit department’s budget, staffing and qualifications.

21.	Confirm and assure the independence of the internal auditors.

Miscellaneous

22.	Oversee the Corporation’s policies and procedures regarding compliance with applicable laws and regulations and with the Corporation’s Code of Conduct and Business Ethics and receive reports from the Chief Compliance Officer.

23.	Establish Procedures for:

•	the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters; and

•	the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

24.	Ensure that management has the proper review system in place to ensure that the Corporation’s financial statements, reports, and other financial information disseminated to governmental organizations and the public satisfy legal requirements.

25.	Perform any other activities consistent with this Charter, the Corporation’s By-laws, and governing law as the Committee or the Board deems necessary or appropriate.

26.	The Committee shall have the power to hire legal, financial or other advisors as they may deem necessary in their best judgment with due regard to cost, without the need to obtain the prior approval of any officer of the Company. The secretary of the Company will arrange for payment of the invoices of any such third party.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent accountants.

APPENDIX B

ORACLE CORPORATION

AMENDED AND RESTATED 1993 DIRECTORS’ STOCK PLAN

(as amended and adjusted for stock splits through August 26, 2003)

1.	Establishment and Purpose.

(a)	Establishment. There is hereby adopted the Amended and Restated 1993 Directors’ Stock Plan (the “Plan”) of Oracle Corporation, a Delaware corporation (the “Company”), which amends and restates the 1993 Directors’ Stock Option Plan originally adopted May 24, 1993. The Plan is intended to provide a means whereby eligible members of the Board of Directors of the Company may be given an opportunity to acquire shares of Common Stock of the Company.

(b)	Purpose. The purpose of the Plan is to enable the Company to attract and retain the best available individuals for service as members of the Board of Directors of the Company, to provide additional incentive to such individuals while serving as directors, and to encourage their continued service on the Board of Directors.

2.	Definitions.

As used herein, the following definitions shall apply:

(a)	“Award” shall mean any Option or other stock-based award granted hereunder.

(b)	“Board” shall mean the Board of Directors of the Company.

(c)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)	“Committee” shall mean the Committee or Committees referred to in Section 4 of the Plan. If at any time no Committee shall be in office or appointed by the Board to administer the Plan, then the functions of the Committee specified in the Plan shall be exercised by the Board.

(e)	“Common Stock” shall mean the Common Stock, $.01 par value per share, of the Company.

(f)	“Continuous Status as a Director” shall mean the absence of any interruption or termination of service as a Director.

(g)	“Director” shall mean a member of the Board.

(h)	“Employee” shall mean any person, including any officer or Director, who is an employee of the Company, or any Subsidiary of the Company, for purposes of tax withholding under the Code. The payment of a director’s fee by the Company shall not be sufficient in and of itself to constitute “employment” by the Company.

(i)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(j)	“Fair Market Value” shall mean, as of any date, the value of Common Stock determined as follows:

(i)	the last reported sale price of the Common Stock of the Company on the Nasdaq National Market or, if no such reported sale takes place on any such day, the average of the closing bid and asked prices, or

(ii)	if such Common Stock shall then be listed on a national securities exchange, the last reported sale price or, if no such reported sale takes place on any such day, the average of the closing bid and asked prices on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or

APPENDIX B

(iii)	if such Common Stock shall not be quoted on such National Market nor listed or admitted to trading on a national securities exchange, then the average of the closing bid and asked prices, as reported by The Wall Street Journal for the over-the-counter market, or

(iv)	if none of the foregoing is applicable, then the Fair Market Value of a share of Common Stock shall be determined in good faith by the Committee in its discretion.

(j)	“Option” shall mean an option to purchase shares of Common Stock granted pursuant to the Plan. All Options granted hereunder are not intended to qualify as incentive stock options under Section 422 of the Code.

(k)	“Optioned Stock” shall mean the Common Stock subject to an Option.

(l)	“Optionee” shall mean an Outside Director who receives an Option.

(m)	“Outside Director” shall mean a Director who is not an Employee.

(n)	“Participant” shall mean an Outside Director who receives an Award hereunder.

(o)	“Securities Act” shall mean the Securities Act of 1933, as amended.

(p)	“Share” shall mean a share of the Common Stock, as adjusted in accordance with Section 12 of the Plan.

(q)	“Subsidiary” shall mean a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.	Shares Subject to the Plan.

Subject to the provisions of Section 12 of the Plan, the maximum number of Shares which may be issued under the Plan after July 14, 2003 (including pursuant to the exercise of Options outstanding as of such date) is 8,000,000 shares of Common Stock, of which not more than an aggregate of 1,800,000 Shares shall be available for Awards granted pursuant to Section 5(d) of the Plan. If an Award granted hereunder expires, terminates, becomes unexercisable or is forfeited for any reason, the underlying Shares shall become available for future grant under the Plan.

4.	Administration of the Plan.

(a)	Administrator. The Plan shall be administered by the Board or by the Committee appointed by the Board, which shall consist of two or more members of the Board. The Committee shall select one of its members as chairman, and shall hold meetings at such times and places as it may determine. A majority of the Committee shall constitute a quorum and acts of the Committee at which a quorum is present, or acts reduced to or approved in writing by all the members of this Committee, shall be the valid acts of the Committee.

(b)	Powers of the Committee. Subject to the provisions and restrictions of the Plan, the Committee shall have the authority, in its discretion, to: (i) determine the Fair Market Value of the Common Stock; (ii) determine the exercise price per Share; (iii) interpret the Plan; (iv) subject to Section 13, amend the Plan or any Award; (v) authorize any person to execute on behalf of the Company any agreements or other documents in connection with the grant of an Award under the Plan; (vi) approve forms of agreement for use under the Plan; and (vii) make all other determinations deemed necessary or advisable for the administration of the Plan.

(c)	Effects of Committee’s Decision. All decisions, determinations and interpretations of the Committee shall be final and binding on all holders of any Awards granted under the Plan.

APPENDIX B

5.	Option grants.

(a)	Automatic Grants. All grants of Options hereunder shall be automatic and nondiscretionary and shall be made strictly in accordance with the provisions of this Section 5. No person shall have any discretion to select which Outside Directors shall be granted Options or to determine the number of Shares to be covered by Options granted to Outside Directors.

(b)	Initial Grants. As of the date on which any individual becomes an Outside Director, such individual shall be granted automatically an Option to purchase 60,000 shares.

(c)	Subsequent Grants.

(i)	On May 31 of each year after May 31, 2003, each Outside Director shall be granted automatically an option to purchase 30,000 shares, provided that on such date the Outside Director has served on the Board for at least six months.

(ii)	On May 31 of each year after May 31, 2003, the Chairman of the Finance and Audit Committee shall be granted automatically an Option to purchase 30,000 shares, provided that on such date the Outside Director has served on the Finance and Audit Committee for at least one year. This grant shall be in addition to the options granted under any other provision of Section 5(c) hereof.

(iii)	On May 31 of each year after May 31, 2003, the Chairman of the Compensation Committee shall be granted automatically an Option to purchase 20,000 shares, provided that on such date the Outside Director has served on the Compensation Committee for at least one year. This grant shall be in addition to the options granted under any other provision of Section 5(c) hereof.

(iv)	On May 31 of each year after May 31, 2003, the Chairman of the Nomination and Governance Committee shall be granted automatically an Option to purchase 10,000 shares, provided that on such date the Outside Director has served on the Nomination and Governance Committee for at least one year. This grant shall be in addition to the options granted under any other provision of Section 5(c) hereof.

(v)	On May 31 of each year after May 31, 2003, the Chairman of the Executive Committee shall be granted automatically an Option to purchase 10,000 shares, provided that on such date the Outside Director has served on the Executive Committee for at least one year. This grant shall be in addition to the options granted under any other provision of Section 5(c) hereof.

(vi)	On May 31 of each year after May 31, 2003, the Vice Chairman of the Finance and Audit Committee shall be granted automatically an Option to purchase 20,000 shares, provided that on such date the Outside Director has served in such capacity for at least six months. This grant shall be in addition to the options granted under any other provision of Section 5(c) hereof.

(d)	Other Stock Awards. The Board shall have the discretion to grant awards of restricted stock, restricted stock units, deferred shares or other stock-based awards in lieu of the automatic Option grants (in whole or in part) pursuant to paragraphs (b) and (c) above. The number of Shares subject to any such stock award granted pursuant to the foregoing sentence shall have an equivalent value, as determined on any reasonable basis by the Board, to the number of Options that would have been granted. Any such stock award shall be subject to similar terms as would apply to options granted under paragraphs (b) and (c) with respect to vesting or forfeiture schedules, treatment on termination of status as director, and transfer restrictions. Subject to the foregoing limitations and the provisions of the Plan, the terms and conditions of any such stock awards shall be set forth in the applicable award agreement as determined by the Board.

APPENDIX B

(e)	Limitations.

(i)	Notwithstanding the provisions of Sections 5(b) and 5(c) hereof, in the event that a sufficient number of Shares is not available under the Plan for the grant of Awards, the remaining Shares shall be prorated based upon the number of Shares each Director was entitled to receive under this Plan. Any further grants shall then be deferred until such time, if any, as additional Shares become available for grant under the Plan. Subject to the terms of Section 13 hereof, the Board shall have the authority at any time to make additional Shares available for grant under the Plan, subject to obtaining stockholder approval of such increase to the extent required under Section 13(a) hereof.

(ii)	Notwithstanding the provisions of Section 5(b) and 5(c) hereof, any grant made before the Company has obtained stockholder approval of the Plan, and any grant made after amendment of the Plan where such amendment of the Plan requires stockholder approval under Section 13(a) hereof, shall be conditioned upon obtaining such stockholder approval.

6.	Terms and Conditions of Options.

(a)	Stock Option Agreement. Each Option granted pursuant to this Plan shall be evidenced by a stock option agreement (“Option Agreement”) containing such terms and conditions that are consistent with this Plan and as otherwise determined by the Committee.

(b)	Exercise Price. The exercise price per share shall be 100% of the Fair Market Value per Share on the date of grant of the Option, subject to adjustment to the extent provided in Section 12 hereof.

(c)	Vesting. The Shares shall vest and become exercisable at the rate of twenty-five percent (25%) of the Optioned Stock on each anniversary of the date of grant.

(d)	Term. The term of each Option shall be ten (10) years from the date of grant, unless a shorter period is required to comply with any applicable law, in which case such shorter period will apply.

7.	Eligibility. Awards hereunder may be granted only to Outside Directors. The Plan shall not confer upon any Outside Director any right with respect to continuation of service as a Director or nomination to serve as a Director, nor shall it interfere in any way with any rights which the Director or the Company may have to terminate his or her directorship at any time.

8.	Payment Upon Exercise. Payment of the exercise price of any Award shall be made (i) by cash or check; (ii) to the extent not prohibited by the Board or by applicable law, and provided that a public market for the Company’s stock exists, through a “same day sale” commitment from the Participant and a broker-dealer that is a member of the National Association of Securities Dealers (an “NASD Dealer”) whereby Participant irrevocably elects to exercise the Award and to sell a portion of the Shares so purchased to pay for the exercise price and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the exercise price directly to the Company; or (iii) as otherwise determined by the Board.

9.	Withholding Taxes. Whenever, under the Plan, Shares are to be issued pursuant to any Award granted hereunder, the Company shall have the right to require the recipient to remit to the Company an amount of cash sufficient to satisfy any applicable federal, state or local income and employment tax withholding requirements prior to the delivery of any certificate or certificates for such Shares.

10.	Exercise of Options.

(a)

Procedure for Exercise.    An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option Agreement by the person entitled to exercise the Option and full payment for the Shares has been received by the

APPENDIX B

Company in accordance with Section 8 hereof. An Option may not be exercised for a fraction of a Share.

(b)	Rights as a Stockholder. Notwithstanding the exercise of the Option, until the issuance (as evidenced by the appropriate entry on the books of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock. A stock certificate for the number of Shares so acquired shall be issued to the Optionee as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right if the record date is prior to the date the stock certificate is issued.

(c)	Termination of Status as Director. Except as set forth in Section 10(d) or (e), if an Outside Director ceases to serve as a Director, he or she may, but only within three (3) months (or such other period of time not exceeding six (6) months as is determined by the Board) after the date he or she ceases to be a Director of the Company, exercise his or her Option to the extent that he or she was entitled to exercise it at the date of such termination. Notwithstanding the foregoing, in no event may the Option be exercised after its term set forth in Section 6 has expired. To the extent that such Outside Director was not entitled to exercise an Option at the date of termination, or if such Outside Director does not exercise such Option (which he or she was entitled to exercise) within the time specified, the Option shall terminate.

(d)	Disability of Director. Notwithstanding the provisions of Section 10(c) above, in the event an Outside Director is unable to continue his or her service as a Director with the Company as a result of his or her total and permanent disability (as defined in Section 22(e)(3) of the Code), he or she may, within six months from the date of such termination, exercise his or her Option to the extent he or she was entitled to exercise it at the date of such termination. Notwithstanding the foregoing, in no event may the Option be exercised after the expiration of the term set forth in Section 6. To the extent that Optionee was not entitled to exercise the Option at the date of termination, or if Optionee does not exercise such Option (which he or she was entitled to exercise) within the time specified herein, the Option shall terminate.

(e)	Death of Optionee. In the event of the death of an Outside Director:

(i)	If the Outside Director dies during the term of the Option, is a Director at the time of his or her death and has been in Continuous Status as a Director since the date of grant of the Option, the Option may be exercised at any time within six (6) months following the date of death by the Outside Director’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent the Outside Director was entitled to exercise the Option at the date of termination. Notwithstanding the foregoing, in no event may the Option be exercised after the expiration of the term set forth in Section 6.

(ii)	If the Outside Director dies within three (3) months after the termination of Continuous Status as a Director, the Option may be exercised at any time within six (6) months following the date of death by the Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent the Outside Director was entitled to exercise the Option at the date of termination. Notwithstanding the foregoing, in no event may the Option be exercised more than ten (10) years after its date of grant.

11.

Nontransferability of Awards.    Awards granted under this Plan, and any interest therein, shall not be transferable or assignable by the Participant, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the Participant only by the Participant; provided, however; that Awards held by a

APPENDIX B

Participant may be transferred to such family members, trusts and charitable institutions as the Committee, in its sole discretion, shall approve, unless otherwise restricted from such transfer under the terms of the Award. The designation of a beneficiary by a Participant does not constitute a transfer.

12.	Adjustment Upon Changes in Capitalization.

(a)	Adjustment of Shares. In the event that the number of outstanding shares of Common Stock of the Company is changed by a stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of the Company without consideration, the number of Shares available under this Plan, the number of Shares deliverable in connection with any Award and, if applicable, the exercise price per Share thereof shall be proportionately adjusted, subject to any required action by the Board or stockholders of the Company and compliance with applicable securities laws; provided however, that no certificate or scrip representing fractional shares shall be issued and any resulting fractions of a share shall be ignored.

(b)	Change of Control. In the event of a dissolution or liquidation of the Company, a merger in which the Company is not the surviving corporation (other than a merger with a wholly owned subsidiary or where there is no substantial change in the stockholders of the Company and the obligations of the Company under this Plan are assumed by the successor corporation), the sale of substantially all of the assets of the Company, or any other transaction described under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition of all or substantially all of the outstanding shares of the Company), all outstanding Awards, notwithstanding any contrary terms of the Plan, shall accelerate and become vested and exercisable in full prior to and shall expire on the consummation of such dissolution, liquidation, merger or sale of assets.

(c)	Acceleration Upon Unfriendly Takeover. Notwithstanding anything in Section 12(b) hereof to the contrary, if fifty percent (50%) or more of the outstanding voting securities of the Company become beneficially owned (as defined in Rule 13d-3 promulgated by the Securities and Exchange Commission) by a person (as defined in Section 2(2) of the Securities Act and in Section 13(d)(3) of the Exchange Act) in a transaction or series of transactions expressly disapproved by the Board, then all outstanding Awards under this Plan shall become immediately vested and exercisable with no further act or action required by the Committee.

13.	Amendment and Termination of the Plan.

(a)	Amendment. The Board or the Committee may amend the Plan from time to time in such respects as the Board or the Committee, as the case may be, may deem advisable; provided that, to the extent necessary to comply with any applicable law or regulation, the Company shall obtain approval of the Company’s stockholders to amend the Plan to the extent and in the manner required by such law or regulation.

(b)	Termination or Suspension. Unless sooner terminated pursuant to this Section 13, the Plan shall terminate on the date that all shares of Common Stock reserved for issuance under the Plan have been issued. The Committee, without further approval of the stockholders, may at any time terminate or suspend the Plan. Except as otherwise provided herein, any such termination or suspension of the Plan shall not affect Awards already granted hereunder and such Awards shall remain in full force and effect as if the Plan had not been terminated or suspended.

(c)	Outstanding Awards. Except as otherwise provided herein, rights and obligations under any outstanding Award shall not be altered or impaired by amendment, suspension or termination of the

APPENDIX B

Plan, except with the consent of the person to whom the Award was granted. The Committee shall have the authority to modify, extend or renew outstanding Awards and to authorize the grant of new Awards in substitution therefor; provided that the Committee shall not, without the approval of the Company’s stockholders, directly or indirectly reduce the exercise price of any outstanding Award.

14.	Conditions Upon Issuance of Shares. Shares shall not be issued pursuant to any Award hereunder unless the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, state securities laws, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the issuance of Shares pursuant to any Award, the Company may require the Participant to represent and warrant that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares, if, in the opinion of counsel for the Company, such a representation is required by any of the relevant provisions of the law.

Inability of the Company to obtain authority from any regulatory body having jurisdictional authority deemed by the Company’s counsel to be necessary for the lawful issuance and sale of any Shares hereunder shall relieve the Company of any liability for failure to issue or sell such Shares.

15.	Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

16.	Stockholder Approval. This Plan shall be approved by the stockholders of the Company, in any manner permitted by applicable corporate law, within twelve months after the date this Plan is adopted by the Board. In the event that stockholder approval is not obtained within the time period provided herein, all Awards previously granted hereunder shall terminate.

17.	Rule 16b-3. The grant of Awards hereunder to persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be a “formula plan” under Rule 16b-3 with respect to Awards granted hereunder.

ADMISSION TICKET

Oracle Corporation 2003 Annual Meeting of Stockholders

10:00 a.m., Pacific Time

Oracle Corporation Conference Center

350 Oracle Parkway

Redwood City, California 94065

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  — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —— — — —

4290-PS03	C14276-01

ORACLE CORPORATION 500 ORACLE PARKWAY REDWOOD CITY, CA 94065

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY INTERNET - http://www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time (8:59 Pacific Time) the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return to Oracle Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

STOCKHOLDERS ARE URGED TO DATE, MARK, SIGN, AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

ORCRP1                    KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ORACLE CORPORATION

1.	ELECTION OF DIRECTORS	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number on the line below. _______________________________________
	Nominees: 01) Lawrence J. Ellison, 02) Donald L. Lucas, 03) Michael J. Boskin, 04) Jeffrey O. Henley, 05) Jack F. Kemp, 06) Jeffrey Berg, 07) Safra Catz, 08) Hector Garcia-Molina, 09) Joseph A. Grundfest and 10) H. Raymond Bingham.	O	O	O

Vote On Proposals		For	Against	Abstain

2.	PROPOSAL FOR THE APPROVAL OF THE ADOPTION OF THE FISCAL YEAR 2004 EXECUTIVE BONUS PLAN	O	O	O

3.	PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING MAY 31, 2004	O	O	O

4.	PROPOSAL FOR THE APPROVAL OF THE AMENDED AND RESTATED 1993 DIRECTORS’ STOCK PLAN	O	O	O

5.	PROPOSAL FOR THE ADOPTION OF THE “CHINA BUSINESS PRINCIPLES FOR RIGHTS OF WORKERS IN CHINA”	O	O	O

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or continuation thereof.

Please sign exactly as the name or names appear on stock certificate (as indicated hereon). If the shares are issued in the names of two or more persons, all such persons should sign the proxy. A proxy executed by a corporation should be signed in its name by its authorized officers. Executors, administrators, trustees, and partners should indicate their positions when signing.	Please indicate if you plan to attend this meeting	Yes O	No O

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

Electronic Voting Alternatives

Are you voting electronically? This year? Next year?

Although you received your proxy materials by mail this year, you can still vote your shares conveniently by telephone or by the Internet. Please see the reverse side for instructions.

Additionally, you can choose to receive next year’s proxy materials (Form 10-K, Proxy Statement, and voting form) electronically via e-mail. If you wish to accept this offer, you will need to provide your e-mail address and the last 4 digits of your Social Security number before you click the final submission button as you cast your vote this year on the Internet at http://www.proxyvote.com. By choosing to become one of Oracle’s future electronic recipients, you help support Oracle in its efforts to control escalating printing and postage costs.

If you choose the option of electronic delivery of proxy materials and voting via the Internet, you will receive an e-mail before the next annual stockholders’ meeting, notifying you of the website containing both the Proxy Statement and Form 10-K to be viewed before casting your vote at http://www.proxyvote.com

ORACLE CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

OCTOBER 13, 2003

The undersigned hereby appoints LAWRENCE J. ELLISON and JEFFREY O. HENLEY, or either of them, each with power of substitution, as proxies to represent the undersigned at the Annual Meeting of Stockholders of ORACLE CORPORATION, to be held on Monday, October 13, 2003, at 10:00 a.m., in the Oracle Corporation Conference Center, 350 Oracle Parkway, Redwood City, California, and any adjournment thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the following matters set forth on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE TEN NOMINEES FOR ELECTION, FOR THE APPROVAL OF THE ADOPTION OF THE FISCAL YEAR 2004 EXECUTIVE BONUS PLAN, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP, FOR THE APPROVAL OF THE AMENDED AND RESTATED 1993 DIRECTORS’ STOCK PLAN, AND AGAINST THE ADOPTION OF THE “CHINA BUSINESS PRINCIPLES FOR RIGHTS OF WORKERS IN CHINA”.